Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED IS OMITTED AND IS NOTED AS FOLLOWS **REDACTED**. AN
UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.

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LICENSE AND COLLABORATION AGREEMENT

     THIS LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into this 26th day of July 2006 (the “Effective Date”) by and between Santaris Pharma A/S, a Danish corporation having its principal place of business at Hørsholm, Denmark (“Santaris”), and Enzon Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at Bridgewater, New Jersey 08807 (“Enzon”). Santaris and Enzon may be referred to herein individually as a “Party” or collectively, as the “Parties”.

BACKGROUND

Enzon is a pharmaceutical company engaged in the discovery, development, marketing, manufacture and distribution of pharmaceutical products. Santaris is a pharmaceutical company engaged in the discovery, development and manufacture of, among other molecules, RNA antagonists for the treatment of oncology indications, and has developed RNA antagonists referred to as SPC2968 and SPC3042. Santaris and Enzon desire to enter into an arrangement pursuant to which (a) Enzon will obtain rights to develop SPC2968 and SPC3042 for commercialization in the Enzon Territory and provide data for use by Santaris in the Santaris Territory, and (b) Santaris will design and synthesize RNA antagonists directed against six (6) Targets (as defined below) selected by Enzon, and each Party will have the right to develop such antagonists and to commercialize such antagonists pursuant to the terms of this Agreement.

     The Parties agree as follows:

1.    DEFINITIONS

     1.1      “Abandoned Target” shall have the meaning set forth in Section 5.8.

     1.2      “Accepted LNA Compound” shall have the meaning set forth in Section 5.4.

     1.3      “Acquisition Transaction” shall have the meaning set forth in Section 2.6.

     1.4      “Additional Targets” shall have the meaning set forth in Section 5.2.

     1.5      “Affiliate” means a Person that controls, is controlled by or is under common control with a Party. For the purposes of this Section, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly, through one or more intermediaries, to direct the management and policies of such Person, whether by ownership of at least 50% of the voting rights or other ownership interests of such Person, by contract, or otherwise.

     1.6      “Business Day” means a day other than a Saturday, Sunday, bank or other public holiday in the state of New Jersey or, to the extent applicable to Santaris, Denmark.

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     1.7      “Chugai” means Chugai Pharmaceutical Co., Ltd.

     1.8      “Chugai License” means that certain License Agreement, dated as of 30 June 2000, between Chugai and Exiqon.

     1.9      “Claim” shall have the meaning set forth in Section 12.1.

     1.10     “Collaboration Coordinator” shall have the meaning set forth in Section 4.1.

     1.11     “Combination Product” means a Product that contains a Selected LNA Compound and one or more other therapeutically active ingredients. [**Redacted**].

     1.12     “Commercialize” or “Commercialization” means all activities that are undertaken after approval of an MAA for a Product and that relate to the commercial marketing and sale of such Product, including advertising, marketing, promotion, distribution, and Phase IV Trials.

     1.13     “Competing Product” means any pharmaceutical product, other than a Product, that contains as an active ingredient any LNA compound, protein, small molecule compound or other chemical or biological substance that specifically and directly modulates the expression of an Enzon Target.

     1.14     “Compound Acceptance Criteria” shall have the meaning set forth in Section 5.4.

     1.15     “Compound Selection Process” shall have the meaning set forth in Section 5.4.

     1.16     “Confidentiality Agreement” means the Confidentiality Agreement between the Parties dated November 14, 2005.

     1.17     “Confidential Information” means all non-public, proprietary data or information and materials received by either Party from the other Party pursuant to this Agreement or the Confidentiality Agreement, subject to the exceptions set forth in Section 9.2.

     1.18     “Conflict” shall have the meaning set forth in Section 5.1.

     1.19     “Control” or “Controlled” means, with respect to any Know-How, Development Data or other intellectual property right that a Party owns or has a license to such item or right, and has the ability to grant a license or sublicense in or to such item or right, without violating the terms of any agreement or other arrangement with any Third Party.

     1.20     “Control Target” means a Target identified by the GenBank No. from the NCBI Database, or a similar recognized database, selected by Enzon to serve as a control for selecting specific LNA Compounds directed against the Additional Targets.

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     1.21     “Cover” or “Covering” means, on a country-by-country basis, that the manufacture, use, import, offer for sale, or sale of a Product (including any LNA Monomer or Selected LNA Compound contained therein) would infringe a Valid Claim in such country.

     1.22     “Damages” shall have the meaning set forth in Section 12.1.

     1.23     “Develop” or “Development” means the performance of all non-clinical, clinical, process and formulation development and regulatory activities of a Selected LNA Compound that are necessary or useful to obtain Regulatory Approval of a Product.

     1.24     “Development Data” means all data generated by or for either Party in connection with the Development of a Product or otherwise compiled or submitted in any Regulatory Filing or otherwise relating to a Selected LNA Compound or Product that is Controlled at any time during the Term by either Party or any of its Affiliates, including all non-clinical, chemistry, manufacturing and control, formulation, process and clinical development and Phase IV Trial data.

     1.25     “Development Plan” shall have the meaning set forth in Section 6.1(c) .

     1.26     “Discovery Program” means the research program conducted by the Parties under Sections 5.3 through 5.6 to identify and recommend Selected LNA Compounds.

     1.27     “Diligent Efforts” means efforts that are not less than those efforts a Party makes with respect to other products in its portfolio (but, in any event, not less than the efforts that would be exerted by a reasonably prudent and diligent biopharmaceutical company similarly situated to such Party to accomplish similar objectives), taking into account, among other things, medical and clinical considerations, the product’s labeling (target or actual) and market potential, financial return, competitive market conditions in the therapeutic area, regulatory environment and other relevant factors at the time such efforts are due. Diligent Efforts shall apply on a Selected LNA Compound-by-Selected LNA Compound, and Product-by-Product basis, and the failure to exercise Diligent Efforts with respect to a particular Selected LNA Compound or a particular Product shall not constitute a breach of either Party’s obligation to use Diligent Efforts with respect to any other Selected LNA Compound or Product.

     1.28     “EMEA” shall have the meaning set forth in Section 6.2(e) .

     1.29     “Enzon Know-How” means all Know-How and Inventions that (a) are Controlled by Enzon or its Affiliates as of the Effective Date or acquired or developed by or on behalf of Enzon or its Affiliates during the Term, and (b) (i) are necessary or useful for the Development, manufacture or Commercialization of LNA Monomers, oligonucleotides comprised of one or more of such LNA Monomers, Selected LNA Compounds or Products, or (ii) relate to any of the Enzon Targets and are necessary or useful for the discovery of LNA Compounds (and, in each such case, all Patents claiming any such Know How or Inventions); excluding, in each such case, Enzon Pegylation Technology, LNA Platform Technology and LNA Compound Patents.

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     1.30     “Enzon Pegylation Know-How” means all Know-How and Inventions that (a) are (i) Controlled by Enzon or its Affiliates as of the Effective Date or acquired or developed or conceived or reduced to practice by or on behalf of Enzon or its Affiliates during the Term or (ii) developed, conceived or reduced to practice by Santaris or jointly by the Parties or their Affiliates during the course of performing activities under this Agreement, and (b) comprise or relate to Pegylation but that are not specific to any Enzon Target, Selected LNA Compound or Product.

     1.31     “Enzon Pegylation Patents” means any Patents that claim any Inventions included in Enzon Pegylation Know How.

     1.32     “Enzon Pegylation Technology” means the Enzon Pegylation Know-How and the Enzon Pegylation Patents.

     1.33     “Enzon Quarter” means each of the three (3) month periods commencing January 1, April 1, July 1 and October 1 of each calendar year.

     1.34     “Enzon Target” means the Survivin Target, the Hif-1± Target, and any Additional Target for which Enzon has paid Santaris the milestone payment set forth in Section 7.2; provided, however, that a Target will cease to be an Enzon Target if Enzon’s rights under this Agreement to all Selected LNA Compounds modulating protein synthesis by such Target have been terminated for any reason.

     1.35     “Enzon Technology” means the Enzon Know-How and the Enzon Pegylation Technology.

     1.36     “Enzon Territory” means all countries and other geographic territories of the world except the Santaris Territory; provided, that Japan shall be included in the Enzon Territory subject to the terms of Section 3.1.

     1.37     “Exiqon” means Exiqon A/S.

     1.38     “Exiqon License” means that certain License Agreement between Exiqon and Santaris (as successor-in-interest to Cureon A/S) date April 10, 2003, as amended by an agreement dated April 29, 2005, and extended by the agreements dated November 15, 2005 and June 20, 2006.

     1.39     “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

     1.40     “Field” means use in humans or animals for the prevention, treatment, cure, control or mitigation of disease or other medical condition, and specifically excludes all uses excluded, as of the Effective Date, under the grants to Santaris under the Third Party Licenses.

     1.41     “Good Clinical Practices” or “GCP” means current Good Clinical Practices as stated in any Laws or regulatory guidance from time to time, including EC Directive 2001/20/EC, as amended, and 21 CFR Parts 50, 56, and 312 et seq., and all FDA and ICH guidelines, including the ICH Consolidated Guidelines on Good Clinical Practices.

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     1.42     “Good Laboratory Practices” or “GLP” means current Good Laboratory Practices as stated in any Laws or regulatory guidance from time to time, including EC Directives 87/18 EEC, 88/320/EEC, and 1999/11/EC and 21 CFR § 58 and all applicable FDA and ICH guidelines.

     1.43     “Good Manufacturing Practices” or “GMP” means current Good Manufacturing Practices and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products) and in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations (21 CFR §§ 210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline ICH Q7A, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

     1.44     “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the European Union).

     1.45     “Hif-1α Target” means the human Hif-1± gene [**Redacted**].

     1.46     “ICH” shall mean the International Conference on Harmonization.

     1.47     “IND” means an Investigational New Drug Application filed with the FDA or the equivalent clinical trial application or filing filed with any equivalent agency or Governmental Authority outside of the United States necessary to commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. seq. and equivalent foreign regulations.

     1.48     “Indemnified Party” shall have the meaning set forth in Section 12.4.

     1.49     “Indemnifying Party” shall have the meaning set forth in Section 12.4.

     1.50     “Invention” means all inventions, discoveries and improvements (whether or not patentable) that are (a) Controlled by either Party or its Affiliates as of the Effective Date or (b) acquired (through license or otherwise) or developed, conceived or reduced to practice during the Term by any employees, consultants or contractors of either Party or any of its Affiliates (or other persons obligated to assign such inventions, discoveries and improvements to a Party or one of its Affiliates).

     1.51     “Joint Discovery Project Team” or “JDPT” shall have the meaning set forth in Section 4.3.

     1.52     “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 4.1.

     1.53     “Know-How” means any non-public, proprietary information and other data, instructions, processes, methods, formulae, materials, expert opinions, results, databases, inventions, practices, techniques, specifications, and know-how, including pharmacological,

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biological, chemical, biochemical, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing, quality control data, and stability data.

     1.54     “Launch” means the first shipment of a Product in commercial quantities for commercial sale by Enzon, its Affiliates or its Marketing Sublicensees to an unaffiliated Third Party in a country after receipt by Enzon of the first Regulatory Approval for such Product in such country.

     1.55     “Law” or “Laws” means all applicable laws, statutes, rules, regulations, orders, codes, judgments and/or ordinances of any Governmental Authority, or listing authority (e.g., New York Stock Exchange, Nasdaq National Stock Market or Copenhagen Stock Exchange).

     1.56     “LNA Compound” means any oligonucleotide that is comprised of one or more LNA Monomers that selectively modulates protein synthesis by an Enzon Target.

     1.57     “LNA Compound Patent” means any Patent claiming the composition of matter of an LNA Compound or use of an LNA Compound for a medical use, including the Patents listed on Schedule 1.57.

     1.58     “LNA Monomer” means any of the [**Redacted**] compositions claimed under any of the [**Redacted**].

     1.59     “LNA Platform” means the use of LNA Monomers and locked nucleic acid single-stranded chains of nucleotides to target and modulate specific protein expressions within a cell and the methods of design, selection, identification, synthesis, manufacture and screening of such nucleotides and LNA Monomers.

     1.60     “LNA Platform Know-How” means all Know-How and Inventions that (a) are (i) Controlled by Santaris or its Affiliates as of the Effective Date or acquired or developed or conceived or reduced to practice by or on behalf of Santaris or its Affiliates during the Term or (ii) developed, conceived or reduced to practice by Enzon or jointly by the Parties or their Affiliates during the course of performing activities under this Agreement, and (b) comprise or relate to LNA Platform but that are not specific to any Enzon Target, Selected LNA Compound or Product.

     1.61     “LNA Platform Patents” means any Patents that claim any Inventions included in LNA Platform Know How, including the existing Patents listed on Schedule 1.61, but excluding LNA Compound Patents.

     1.62     “LNA Platform Technology” means the LNA Platform Know-How and the LNA Platform Patents.

     1.63     “MAA” means a new drug application, marketing authorization application, notice of submission, biologic license application or other application seeking approval from a Regulatory Authority to sell a Product in a country or other geographic territory.

     1.64     “Marketing Sublicensee” means a Third Party to whom Enzon grants a sublicense under any rights licensed hereunder to distribute, promote the sale of or sell the

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Products, or otherwise grants rights to distribute, promote or sell the Products (other than wholesalers and physical distributors).

     1.65     “Net Sales” means:

                 (a)      with respect to each Product, the amount invoiced by Enzon, its Affiliates or its Marketing Sublicensees, for sales of Products to Third Parties, and less the following deductions: (i) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts; (ii) credits and refunds in connection with price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, and returns actually paid, granted or accrued; (iii) rebates, chargeback rebates, reimbursements or similar payments, including any fees granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, governmental or regulatory authority, government-subsidized program or managed care organization or other institutions, and adjustments arising from consumer discount programs actually paid, granted or accrued,; and (iv) to the extent reflected in such invoice, customs or excise duties, sales tax, consumption tax, value-added tax, and other taxes (except income taxes) or duties relating to sales, and freight and insurance (to the extent that Enzon bears the cost of freight and insurance for such a Product).

                 (b)      Net Sales of any Product that is sold as a Combination Product in a particular country will be determined by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the average invoice price per unit dose of the Product when sold separately in finished form in such country and B is the sum of the average invoice prices of the products containing the other active ingredients in the Combination Product when sold separately in finished form in such country. If such average invoice price cannot be determined for both the Product and the product(s) containing such other ingredient(s), the Parties will negotiate in good faith regarding the calculation of Net Sales for the applicable Combination Product, based on the relative value contributed by each component.

                 (c)      Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with generally accepted accounting principles in the United States on a basis consistent with Enzon’s audited consolidated financial statements. All deductions for payments in respect of sales to any Governmental Authority, any government-subsidized program, or any managed care or similar organization, which deductions apply collectively to multiple pharmaceutical products, shall be fairly allocated to the amounts invoiced for Products.

     1.66     “Nominated Target” shall have the meaning set forth in Section 5.1.

     1.67     “Patent” means: (a) an issued, unexpired patent (including inventor’s certificate), including any substitution, extension, supplementary protection certificates, registration, confirmation, reissue, reexamination, renewal or any like filing thereof; or (b) any pending patent application, including any continuation, division or continuation-in-part thereof and any provisional application.

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     1.68     “Pegylation” with a correlative meaning for “Pegylated,” means the conjugation (covalent chemical bonding) of PEG (including conjugation through linking groups) with or to other materials, including single chain antibodies. “Pegylation” will include the synthesis, derivatization, characterization, and modification of PEG for such purposes, together with the synthesis, derivatization, characterization, and modification of the raw materials and intermediates for the manufacture of PEG reagents or products incorporating such PEG reagents by means of conjugation, and all methods of making and using each and all of the foregoing. As used in this definition, “PEG” means polyethylene glycol and derivatives thereof, including methoxy-polyethylene glycol.

     1.69     “Pegylated Product” means a pharmaceutical product that contains a Pegylated Selected LNA Compound.

     1.70     “Pegylated Selected LNA Compound” means a Pegylated form of a Selected LNA Compound.

     1.71     “Person” means an individual, corporation, partnership, company, joint venture, unincorporated organization, limited liability company or partnership, sole proprietorship, association, bank, trust company or trust, whether or not legal entities, or any governmental entity or agency or political subdivision thereof.

     1.72     “Phase II Trial” means a clinical trial of a Product on patients, the principal purpose of which is to establish clinical proof of principle and to obtain sufficient information about such Product’s safety and efficacy to permit the design of further clinical trials, and that would satisfy the requirements of 21 CFR § 312.21(b) .

     1.73     “Phase III Trial” means a clinical trial that provides for a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that a Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) that would satisfy the requirements of 21 CFR § 312.21(c) .

     1.74     “Phase IV Trial” means clinical trial of a Product commenced in a particular country after Regulatory Approval for such Product in such country in order to (a) support Commercialization of the Product, or (b) fulfill a post-approval study commitment or undertaking imposed by the applicable Regulatory Authority in such country.

     1.75     “Product” means any pharmaceutical product that contains a Selected LNA Compound. Product shall include any Pegylated Product.

     1.76     “Product Trademarks” means one or more trademarks or logos that are used for the marketing and sale of a Product. Product Trademark does not include the logo or tradename of either Party or the trademark or tradename of another product sold by either Party.

     1.77     “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals even if such pricing and reimbursement approvals are not legally required to sell the applicable Product),

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licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary (except for pricing and reimbursement approvals, which need not be necessary) for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

     1.78     “Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical products, including the FDA and any equivalent regulatory authority of countries of the European Union and Japan, and where applicable any ethics committee or any equivalent review board.

     1.79     “Regulatory Filing” means a MAA, IND any other filings required by Regulatory Authorities relating to the Development or Commercialization of any Product.

     1.80     “Representatives” shall have the meaning set forth in Section 12.1.

     1.81     “Reservation Period” shall have the meaning set fort in Section 5.2.

     1.82     “Royalty Term” means on a country-by-country and Product-by-Product basis, the period ending upon the last to expire Valid Claim of an LNA Platform Patent or an LNA Compound Patent, in each case, Covering such Product in the country of sale of such Product, in any event, with respect to each Product, not to exceed twenty one (21) years from the first filing of the first LNA Compound Patent covering the Selected LNA Compound contained in such Product. With respect to the Survivin Target, US Provisional Patent Application No. 60/446372, filed on February 10, 2003, is such LNA Compound Patent and in connection therewith the Royalty Term shall expire no later than February 10, 2024, and with respect to the Hif-1a Target, US Provisional Patent Application No. 60/370126, filed on April 5, 2002, is such first LNA Compound Patent and in connection therewith the Royalty Term shall expire no later than April 5, 2023.

     1.83     “Santaris Know-How” means all Know-How and Inventions that are (a) Controlled by Santaris or its Affiliates as of the Effective Date or acquired or developed by or on behalf of Santaris or its Affiliates during the Term, and (b) necessary or useful for the Development, manufacture or Commercialization of LNA Monomers contained in Selected LNA Compounds, Selected LNA Compounds or Products (and, in each such case, all Patents claiming any such Know How or Inventions); excluding, in each such case, Enzon Pegylation Technology, LNA Platform Technology and LNA Compound Patents.

     1.84     “Santaris Technology” means the Santaris Know-How and the LNA Platform Technology.

     1.85     “Santaris Territory” means the countries comprising Europe that are listed in Schedule 1.85.

     1.86     “Selected LNA Compounds” means SPC2968, SPC3042 and such Accepted LNA Compounds that are selected by Enzon for Development under Section 5.5, and any [**Redacted**] of such LNA Compound.

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     1.87     “SPC 2968” means the oligonucleotide now being developed by Santaris as an antagonist of the Hif-1α Target and which is further described in Schedule 1.87.

     1.88     “SPC 3042” means the oligonucleotide now being developed by Santaris as an antagonist of the Survivin Target a`nd which is further described in Schedule 1.88.

     1.89     “Sponsoring Party” shall have the meaning set forth in Section 6.1(d)(iii).

     1.90     “Survivin Target” means the human Survivin gene [**Redacted**].

     1.91     “Target” means the pre-mRNA and any mature mRNAs arising from a human gene or any of its naturally occurring allelic variants.

     1.92     “Target Submission Materials” means, in respect of a Target submitted to Santaris, the following information: (a) the Genebank accession number for the Target, and an electronic file with the DNA sequence; (b) information on known allelic forms of the gene; (c) information on known mRNA splice-variants; (d) instructions to Santaris as to how information under (b) and (c) should be taken into account in the process of designing LNA oligonucleotides against the Target; (e) the Genebank accession number for the Control Target, and an electronic file with the DNA sequence; (f) any information known or in the possession of Enzon or its Affiliates in regard to cell lines that express both the Target and the Control Target and PCR protocols for amplifying said Target and Control Target; (g) information on any patents and other intellectual property rights held by Enzon or a Third Party that Enzon believes, in its reasonable judgment, should be taken into account in the design of the LNA oligonucleotide against the Target; and (h) available information, if any, concerning the expected clinical indications and any market analysis for Products for such Target.

     1.93     “Term” shall have the meaning set forth in Section 10.1.

     1.94     “Third Party” means a person or entity other than Enzon, Santaris or an Affiliate of either of them.

     1.95     “Third Party Claim” shall have the meaning set forth in Section 12.4.

     1.96     “Third Party Licenses” means the license agreements entered into by Santaris that are listed on Schedule 1.96.

     1.97     “University of Copenhagen License” means that certain agreement between Santaris and the Laboratory of Experimental Oncology, University of Copenhagen, dated August 23, 2004.

     1.98     “Valid Claim” means a claim of any issued, unexpired LNA Platform Patent Controlled by Santaris or its Affiliates or an LNA Compound Patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision, and that has not been explicitly disclaimed, or admitted by Santaris in writing to be invalid or unenforceable or of a scope not covering Products through reissue, disclaimer or otherwise.

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2.    LICENSES AND RELATED RIGHTS

     2.1      Licenses to Enzon. Subject to the terms of this Agreement, Santaris grants to Enzon under the Santaris Technology, Development Data, Regulatory Approvals and Santaris’ rights in any LNA Compound Patents the following:

                 (a)      the exclusive (even as to Santaris) license, including the right to sublicense, to Develop, import, offer for sale, sell and otherwise Commercialize Selected LNA Compounds and Products in the Field in the Enzon Territory;

                 (b)      the exclusive (even as to Santaris) license, including the right to sublicense, to manufacture or have manufactured anywhere in the world Selected LNA Compounds and Products for the sole purpose of selling, offering for sale and otherwise Commercializing such Selected LNA Compounds and Products in the Enzon Territory; Enzon may so manufacture such Selected LNA Compounds and Products only from LNA Monomers supplied by Santaris (or a Third Party designated by Santaris) or manufactured by Enzon pursuant to the license granted under Section 2.1(c); and

                 (c)      the exclusive (except as to Santaris, its Affiliates and licensees and each of their contractors) license, without the right to sublicense, to manufacture anywhere in the world LNA Monomers for use in Selected LNA Compounds.

     2.2      Licenses to Santaris. Subject to the terms of this Agreement, Enzon grants to Santaris under the Enzon Technology, Development Data, Regulatory Approvals and Enzon’s rights in any LNA Compound Patents the following royalty-free licenses:

                 (a)      the exclusive (even as to Enzon) license, including the right to sublicense, to Develop, import, offer for sale, sell and otherwise Commercialize Selected LNA Compounds and Products in the Field in the Santaris Territory; provided, that, in each such case, the license grant shall not include the Enzon Pegylation Technology unless and until Enzon elects, in its sole discretion, to Pegylate a Selected LNA Compound and/or Product pursuant to Section 6.1(d)(i), and then the license to the Enzon Pegylation Technology shall only be with respect to such Pegylated Selected LNA Compound and/or Pegylated Product;

                 (b)      the exclusive (even as to Enzon) license, with the right to sublicense, to manufacture anywhere in the world Selected LNA Compounds and Products (other than Pegylated Selected LNA Compounds and Pegylated Products) for the sole purpose of selling, offering for sale and otherwise Commercializing such Selected LNA Compounds and Products in the Santaris Territory;

                 (c)      the exclusive license, without the right to sublicense, to manufacture anywhere in the world Pegylated Selected LNA Compounds and Pegylated Products for the sole purpose of selling, offering for sale and otherwise Commercializing such Pegylated Selected LNA Compounds and Pegylated Products in the Santaris Territory; provided, that, in each such case, the license grant shall not include the Enzon Pegylation Technology unless and until Enzon elects, in its sole discretion, to Pegylate a Selected LNA Compound and/or Product pursuant to Section 6.1(d)(i), and then the license to the Enzon Pegylation Technology

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shall only be with respect to such Pegylated Selected LNA Compound and/or Pegylated Product; and

                 (d)      the perpetual, exclusive (except as granted to Enzon pursuant to Section 2.1(c)) license, including the right to sublicense, to manufacture anywhere in the world LNA Monomers and oligonucleotides comprised of one or more of such LNA Monomers, and to develop, use, import, sell and otherwise commercialize anywhere in the world such LNA Monomers and such oligonucleotides; provided, that such license shall not include any rights under any Enzon Peglyation Technology.

The licenses granted to Santaris under paragraphs (a), (b) and (c) above are not subject to expiration or termination for any reason, except to the extent Enzon terminates this Agreement under Section 10.3 or terminates such licenses under Section 10.4(c)(ii); provided, that upon expiration of the LNA Compound Patent claiming a Product in a country in the Santaris Territory, the licenses granted under Sections 2.2(a), (b) and (c) in respect of such country and Product shall convert to perpetual, non-exclusive licenses.

     2.3      Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by the Parties are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code except as may otherwise be required by any provision under Danish insolvency Laws. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code to the extent not otherwise mandatorily provided for under Danish insolvency Laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, or commencement of insolvency proceeding by or against a Party under the Danish Bankruptcy Act as the case may be, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefore, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party. Santaris agrees not to interfere with Enzon’s exercise under any bankruptcy code of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use commercially reasonable efforts to assist Enzon to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or useful for Enzon to exercise such rights and licenses in accordance with this Agreement. The Parties hereto acknowledge and agree that all payments by Enzon to Santaris hereunder other than the payments pursuant to Article 7 do not constitute royalties within the meaning of United States Bankruptcy Code §365(n).

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     2.4      Sublicenses.

                 (a)      Enzon. Enzon may sublicense the rights granted under Sections 2.1(a) and 2.1(b) without the prior written consent of Santaris; provided, that (a) in the case of each such sublicense, (i) Enzon shall be liable to Santaris as if Enzon is exercising such sublicensed rights itself under this Agreement, including all payment, diligence, access to Development Data and other information, rights in Know-How and other intellectual property rights and reporting obligations; and (ii) Enzon shall provide all reasonable assurances that its sublicensees comply with confidentiality, indemnity, reporting, audit rights, access to data (including Development Data and regulatory filings), and information obligations comparable to those set forth in this Agreement; and (b) in the case of a sublicense to sell the Product in the United States or Japan, such Marketing Sublicensees shall possess such capabilities, personnel and other resources and experience as may be required to allow Enzon to satisfy its obligations hereunder to use Diligent Efforts to Commercialize such Product in such country.

                 (b)      Santaris. Santaris may sublicense the rights granted under Section 2.2(a), 2.2(b) and 2.2(d) without the prior written consent of Enzon; provided, that, in the case of each such sublicense, (i) Santaris shall be liable to Enzon as if Santaris is exercising such sublicensed rights itself under this Agreement, including access to Development Data and other information, rights in Know-How and other intellectual property rights and reporting obligations; and (ii) Santaris shall provide all reasonable assurances that its sublicensees comply with confidentiality, indemnity, reporting, access to data (including Development Data and regulatory filings), and information obligations comparable to those set forth in this Agreement.

                 (c)      Notice. Each Party shall provide written notice and copy of each license or sublicense relating to this Agreement, a Selected LNA Compound and/or a Product promptly after execution of any such license or sublicense agreement; provided, that the terms that do not relate to the licensed or sublicensed rights relating to this Agreement, Selected LNA Compound and/or Product (including such terms referred to in paragraph (a) and (b) above) and the financial terms therein may be redacted. All sublicenses granted in violation of this Section 2.4 are void.

     2.5      Exclusivity. During the conduct of the Discovery Program and the Royalty Term in each country, neither Enzon and its Affiliates nor Santaris and its Affiliates shall, except pursuant to this Agreement, directly or indirectly, by itself or with any Third Party, develop, manufacture commercial quantities of, promote the sale of or sell in such country any Competing Product; provided, that after the [**Redacted**] anniversary of the First Commercial Sale of a Product and subject to the licenses granted hereunder, each Party and its Affiliates may conduct research and development activities with respect to the Enzon Target of such Product. For the avoidance of doubt, once all of Enzon’s rights under this Agreement to all Selected LNA Compounds modulating protein synthesis by an Enzon Target have been terminated for any reason, such Target shall deemed no longer to be an Enzon Target.

     2.6      Acquisition of Competing Product. Notwithstanding the provisions of Section 2.5, which provisions shall not be deemed breached as a result of an acquisition or merger described in this Section 2.6 (unless such acquisition or merger involves a Third Party whose sole pharmaceutical product is a Competing Product), if Enzon acquires a Competing Product through an acquisition of the whole or substantially the whole of the business or assets

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of another Person or through a merger with another Person (each, an “Acquisition Transaction”), then Enzon shall, within ninety (90) days from the date of the closing of such Acquisition Transaction, notify Santaris of such Acquisition Transaction and as to whether Enzon (i) is required by a Governmental Authority to, or elects to, divest its right to develop or commercialize such Competing Product or (ii) elects to retain such Competing Product. If Enzon is required or elects to divest its interest in such Competing Product, then Enzon shall use reasonable efforts to identify a Third Party purchaser to whom Enzon will divest its interest in such Competing Product and to enter into a definitive agreement with such Third Party for such divestiture as soon as reasonably practicable under the circumstances; provided, however, that it is understood that nothing shall limit Enzon’s right to receive licensing fees, royalty payments, or any other form of compensation from such Third Party. If Enzon fails to enter into a definitive agreement with a Third Party to divest such Competing Product within [**Redacted**] after the closing of the acquisition or merger for which Enzon has provided Santaris with notice, or if Enzon elects not to divest such Competing Product, then Enzon will pay royalties to Santaris on [**Redacted**] as though such product were a Product.

     2.7      No Other Rights. Except as specifically provided herein, no license is granted under this Agreement by either Party to the other Party, either expressly or by implication, under any trademarks, patent rights, information, know-how, or other intellectual property right owned or Controlled by such Party.

     2.8      Exchange of Information. Promptly after execution of this Agreement, the Parties shall establish a procedure and timeline for the exchange of Santaris Technology and Enzon Technology, including from time to time throughout the Term newly-developed or acquired Santaris Technology and Enzon Technology, to the extent reasonable in connection with each Party’s performance of its obligations and exercise of its rights hereunder.

3.    THIRD PARTY LICENSES

     3.1      Exiqon/Chugai. Enzon acknowledges that Santaris, as a sublicensee through Exiqon under the Chugai License, is subject to an obligation in respect of rights to commercialize the Products in Japan [**Redacted**]:

[**Redacted**]

[**Redacted**].

     3.2      Compliance. Each of the licenses granted to Enzon under the Santaris Technology licensed to Santaris under Third Party Licenses is subject to (a) the rights reserved under one or more of such Third Party Licenses, including non-exclusive licenses to use for internal, non-commercial research purposes and the non-exclusive licenses expressly described therein and excluded from the grants to Santaris; and (b) the other terms and conditions of such Third Party Licenses that are expressly required to apply to a sublicense thereunder, as contained in the copies of such Third Party Licenses provided to Enzon prior to the date hereof.

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4.    COLLABORATION GOVERNANCE

     4.1      Joint Steering Committee. The Parties shall establish a Joint Steering Committee or “JSC”, which shall be comprised of six (6) members, with three (3) representatives designated by each Party. Members of the JSC may be represented at any meeting by a designee appointed by such member for such meeting. Each Party shall be free to change its representative members on notice to the other Party. One of each Party’s representatives on the JSC shall be designated by such Party a “Collaboration Coordinator”.

     4.2      Project Teams. Enzon shall establish project teams for the Development of each of SPC2968 and SPC3042 and each Additional Target. In order to facilitate the sharing of information between Enzon and Santaris, each of Enzon’s internal project teams shall endeavor to meet on at least a monthly basis, and up to three (3) representatives of Santaris will be invited to participate telephonically or in person in such Enzon project team meetings.

     4.3      Joint Discovery Project Team. The Parties shall establish a “Joint Discovery Project Team” or “JDPT”, comprised of two (2) representatives of each Party, which shall be a subcommittee of the JSC and report to it. The JDPT shall be responsible for monitoring, facilitating and coordinating the Discovery Program and shall organize such meetings as are appropriate and necessary between the Parties to coordinate and complete the Discovery Program successfully. Each Party may designate one of its representatives on the JDPT also to be a representative member of the JSC.

     4.4      Function of Joint Steering Committee. The JSC shall be responsible for reviewing and discussing: (i) past and current material Development activities, and (ii) as appropriate, future Development activities in the Santaris Territory and the Enzon Territory for Products. The JSC shall have no decision-making authority. Among other things, the JSC may:

                 (a)      review each Party’s pre-clinical and clinical Development Plans from time to time; and review the progress made in the Development of SPC2968, SPC3042, and other Selected LNA Compounds;

                 (b)      foster the collaborative relationship between the Parties;

                 (c)      facilitate all required technology transfer;

                 (d)      review scientific publications and public scientific presentations relating to the Products;

                 (e)      such other matters as the Parties may assign to the JSC from time to time;

                 (f)      monitor progress of the Discovery Program and timely transfer of LNA Compounds and pre-clinical development; and

                 (g)      attempt to resolve all disputes between the Parties as provided in Section 13.1 but subject to Section 10.4(c)(ii) .

     4.5      Meetings of the JSC. The JSC shall meet on an approximately quarterly schedule, either by telephone conference, videoconference, or in person. In person meetings will take place at alternating sites – Bridgewater or Piscataway, New Jersey (USA) and Hørsholm,

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Denmark, unless otherwise agreed upon by the Parties. Enzon shall serve as the “host” of the first JSC meeting, and the role of host will alternate thereafter between the Parties. The JSC meetings will be convened and chaired by the Collaboration Coordinator of the Party that is the host of the meeting, and such individual shall be responsible for all minutes. Other representatives of either Party may also attend any of such meetings. The JSC shall keep accurate minutes of its meetings, including all proposals or actions recommended or taken. Drafts of the minutes shall be delivered to the other Party’s Collaboration Coordinator promptly after the meeting. The non-hosting Party’s Collaboration Coordinator shall approve such minutes or state his/her objections in writing within five (5) days following delivery. The Collaboration Coordinators shall meet or engage in telephone or video conferences as necessary and appropriate and at the reasonable request of either Party.

5.    TARGET SELECTION AND DISCOVERY PROGRAM

     5.1      Enzon Right to Submit Targets; Target Submissions.

                 (a)      Within three (3) Business Days after the Effective Date, Enzon shall nominate in writing to Santaris [**Redacted**] Targets (“Nominated Targets”) for the Discovery Program and provide the Target Submission Materials specified in clause (a) of the definition thereof for each such Target and confirm that Enzon is not a party to any contract that would prevent either Party from exercising any of the rights granted hereunder with respect to such Target. Within three (3) Business Days after such submission, Santaris shall notify Enzon in writing if Santaris opposes the nomination of any of the Nominated Targets on grounds that such Nominated Target is subject to a previously existing active Santaris internal research program or a previously existing written agreement with a Third Party that would prevent Santaris from granting rights thereto (in each case, a “Conflict”). If Santaris does not so notify Enzon that there is a Conflict with any of the Nominated Targets within such three (3) Business Day period, then each Nominated Target shall be deemed to be confirmed and accepted by Santaris. If Santaris does so notify Enzon that there is a Conflict with any such Nominated Target within such three (3) Business Day period, then such opposed Nominated Target shall be replaced by a new Nominated Target designated by Enzon in writing to Santaris within five (5) Business Days after notice of such Conflict (or within five (5) Business Days after the confirmation by an independent law firm of such Conflict as described below). Within three (3) Business Days after the designation of any replacement Nominated Target, Santaris shall notify Enzon in writing if Santaris opposes the nomination of such replacement Nominated Target on the grounds that a Conflict exists, and the procedures of the two immediately preceding sentences shall apply with respect to such replacement Nominated Target. Such procedures shall continue to apply until there are [**Redacted**] accepted and confirmed Nominated Targets. Promptly after acceptance and confirmation of each Nominated Target, Enzon shall provide to Santaris the applicable Target Submission Materials that were not previously provided.

                 (b)      Enzon shall have the right to request that an independent U.S. law firm selected by Enzon and reasonably acceptable to Santaris confirm the existence of the Conflict. Such law firm shall not have any current or prior representation of either Party. The Parties shall use their commercially reasonable efforts to engage such law firm within three (3) Business Days after such request. Such request must be made by Enzon in writing to Santaris

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within three (3) Business Days after notice by Santaris to Enzon of such Conflict. Santaris shall provide as promptly as practicable (but in no event later than the five (5) Business Days) to such law firm such records and documentation as may reasonably be required for such law firm to confirm that an appropriate basis for the Conflict exists. Such law firm shall make its determination as to whether a Conflict exists as promptly as practicable after the receipt of such records and documentation. If such law firm determines that no Conflict exists, then such Nominated Target shall be deemed confirmed and accepted by Santaris. The determination of such law firm shall be conclusive and binding on the Parties. The fees of such law firm shall be borne equally by the Parties.

     5.2      Target Reservation.

                 (a)      From the date a Nominated Target is confirmed and accepted up to and including the day that is [**Redacted**] days after the Effective Date (the “Reservation Period”), Santaris will not grant to any Third Party any rights to such Nominated Target, or otherwise enter into any agreement or arrangement that would prevent Santaris from granting exclusive rights to any such Nominated Target to Enzon. On or prior to the last day of the Reservation Period, Enzon shall designate six (6) Targets for generation and delivery of LNA Compounds (the “Additional Targets”) and shall make the payment referred to in Section 7.2. Such Additional Targets may be selected from the confirmed and accepted Nominated Targets or from any other Targets; provided that such other Targets are not opposed by Santaris in writing within three (3) Business Days after such designation as a result of a Conflict; and provided, further, however, Santaris will be free to grant to Third Parties rights to any Target other than the [**Redacted**] confirmed and accepted Nominated Targets during the Reservation Period.

                 (b)      Enzon shall only designate Additional Targets for which it has conducted a worldwide analysis of the intellectual property relating to the freedom to operate with respect to such Additional Target and for which, in Enzon’s sole discretion, such analysis reflects that there exists an acceptable freedom to operate that is not disproportionately adverse in the Santaris Territory as compared to the Enzon Territory. Enzon shall also disclose to Santaris a summary of the results of such analysis. Santaris hereby acknowledges and agrees that (i) such analysis will be provided only for Santaris’s convenience and none of Santaris or its Affiliates, licensees or contractors shall be entitled to rely upon such analysis for any other purpose, (ii) neither Enzon nor any of its Affiliates makes any representations or warranties as to the accuracy, completeness or sufficiency of the analysis, and (iii) neither Enzon nor any of its Affiliates shall have any liability (whether in contract, in equity, in tort or otherwise) to Santaris or its Affiliates, licensees or contractors related to such analysis. Similarly, Enzon hereby acknowledges and agrees that (A) it assumes sole responsibility for designating any Additional Target, (B) neither Santaris nor any of its Affiliates makes any representations or warranties as to whether the use of any Additional Target is free of any patent or other intellectual property rights of Third Parties, and (C) neither Santaris nor any of its Affiliates shall have any liability (whether in contract, in equity, in tort or otherwise) to Enzon or its Affiliates, licensees or contractors related to the use of any Additional Target. If at the end of the Reservation Period, Enzon designates an Additional Target that was not one of the Nominated Targets and as a result of a Conflict Santaris is unable to accept such Additional Target, Enzon shall have an additional fifty (50) days to designate an Additional Target that is

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not subject to a Conflict. After the expiration of 150 days after the Effective Date, Enzon shall have no further rights to designate Additional Targets without the consent of Santaris.

     5.3      Generation and Delivery of LNA Compounds. Following the designation of the Additional Targets, Santaris shall then, at its sole cost and expense, use its Diligent Efforts to design, identify, synthesize, screen and select in cell culture LNA Compounds that meet the applicable Compound Acceptance Criteria and to generate and deliver to Enzon LNA Compounds for all Additional Targets in roughly equal intervals within a [**Redacted**] period.

     5.4      Compound Selection. Each LNA Compound delivered by Santaris to Enzon will be identified by Santaris pursuant to the selection process set forth in Schedule 5.4A (the “Compound Selection Process”), and shall satisfy the acceptance criteria set forth for such Additional Target in Schedule 5.4B (the “Compound Acceptance Criteria”). Following the Compound Selection Process, Santaris shall provide Enzon with a written report detailing the results of such process, including its design, synthesis and screening efforts, as well as the sequences of any and all LNA Compounds resulting from such process that meet the Compound Acceptance Criteria. Upon delivery by Santaris of at least [**Redacted**] of substance for at least two (2) LNA Compounds meeting the applicable Compound Acceptance Criteria for an Additional Target (each of which is an “Accepted LNA Compound”), Enzon shall pay the amount required under Section 7.3. Enzon shall have the right to synthesize or have synthesized by a Third Party, at Enzon’s sole cost, additional quantities of any and all LNA Compounds delivered by Santaris, as well as quantities of any additional LNA Compounds disclosed in the written report provided by Santaris pursuant to this Section 5.4 that also meets the applicable Compound Acceptance Criteria (each such additional LNA compound synthesized by or for Enzon, if any shall also be an Accepted LNA Compound).

     5.5      In-Vitro and In-Vivo Profiling by Enzon. Enzon shall conduct such additional in vitro and in vivo testing as it deems appropriate in its sole discretion to select Accepted LNA Compounds for further Development. Enzon shall use its Diligent Efforts to determine, within [**Redacted**] after delivery of the Accepted LNA Compound against each Additional Target from Santaris, whether it wishes to select any Accepted LNA Compound to commence pre-clinical toxicology studies. Each such Accepted LNA Compound selected by Enzon in writing to Santaris shall be designated a “Selected LNA Compound.”

     5.6      Additional Santaris Activities. Santaris shall, at Enzon’s request, conduct such additional work or provide such additional quantities of Selected LNA Compounds as may be agreed by the Parties, to assist Enzon in its testing activities referred to in Section 5.5. The costs of such additional work or supply shall by paid by Enzon in accordance with commercially reasonable terms.

     5.7      Discovery Program Procedures.

                 (a)      Reports. Periodically during the Discovery Program, and upon the reasonable request of the other Party, each Party shall provide such other Party’s representatives on the JSC with a written summary report that shall summarize the work

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performed on the Discovery Program. Notwithstanding the foregoing, under no circumstances shall either Party be required to provide such summary reports more than twice per calendar year.

                 (b)      Records. Each Party shall maintain lab notebooks and other records, in sufficient detail for patent and regulatory purposes, that shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of the Discovery Program. Each Party shall have the right, which shall be exercised in a reasonable manner and upon reasonable notice, to request copies of such records for the sole purpose of carrying out its obligations and exercising its rights under this Agreement, or to secure or enforce Patents licensed under this Agreement.

     5.8      Abandoned Targets.

                 (a)      If, in respect of any Additional Target and despite the use of Diligent Efforts, including carrying out at least [**Redacted**] rounds of LNA Compound design, synthesis and in vitro screening of not less than [**Redacted**] in each round, Santaris is unable to identify any LNA Compounds against an Additional Target that meet the applicable Compound Acceptance Criteria and reasonably believes that technical issues relating to such Additional Target prevent such identification, Santaris shall have the right to cease its Discovery Program activities in respect of such Additional Target upon notice to Enzon. Enzon shall then have the right to designate a replacement Additional Target. Such right may be exercised only once with respect to each Additional Target and shall be subject to all of the terms set forth in this Article 5, except that Enzon shall not be required to pay any additional fees to designate such replacement Additional Target. All Additional Targets for which Santaris exercises its right to cease its Discovery Program activities pursuant to this Section 5.8, shall no longer be Additional Targets and shall be designated as “Abandoned Targets”. If Enzon designates a replacement Additional Target pursuant to this Section 5.8 and such replacement Additional Target itself becomes an Abandoned Target, then Santaris shall within [**Redacted**] Business Days refund to Enzon $[**Redacted**] of the amount paid by Enzon pursuant to Section 7.2. Enzon acknowledges that it shall have no replacement right with respect to any Additional Targets for which the applicable Compound Acceptance Criteria are met and thereafter such LNA Compounds may fail to result in successful preclinical or other studies.

                 (b)      Santaris shall be prohibited from granting any rights to, or performing work on behalf of, any Third Party with respect to any Abandoned Targets without first complying with the terms of this Section 5.8(b). If Santaris proposes, within [**Redacted**] after an Abandoned Target is so abandoned pursuant to Section 5.8(a), to grant any rights to any Third Party with respect to such Abandoned Target, Enzon shall have a first right of refusal to acquire such rights upon the same terms and conditions (including economic terms and conditions) as are provided herein as if such Abandoned Target were an Additional Target. If Santaris proposes, later than [**Redacted**] months after an Abandoned Target is so abandoned pursuant to Section 5.8(a), to grant any rights to any Third Party with respect to such Abandoned Target, Enzon shall have a first right of refusal to acquire such rights upon terms and conditions no less favorable than those by which Santaris proposes to grant such

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rights to the Third Party. Enzon shall have ninety (90) days to exercise such right of first refusal in either event.

6.    DEVELOPMENT AND COMMERCIALIZATION

     6.1      Development.

                 (a)      Development Efforts. Enzon shall use Diligent Efforts to Develop Selected LNA Compounds in accordance with the Development Plan applicable to such Selected LNA Compound and in accordance with GLP, GCP and GMP, and shall use Diligent Efforts to meet the timelines described below; provided, that Enzon’s failure to achieve any of the milestones set forth below in the prescribed timelines despite its use of Diligent Efforts shall not constitute a breach of its obligations under this Agreement. Notwithstanding the forgoing or any obligation under Section 6.2, but subject to Section 6.1(b), if Enzon fails to achieve the Development timelines set forth below in respect of any Enzon Target, Santaris may terminate this Agreement in respect of such Enzon Target pursuant to Section 10.3(d):

Development Milestone	Time to Achieve

[**Redacted**]	[**Redacted**] after delivery
by Santaris of the Accepted LNA
Compound

[**Redacted**]	(a) [**Redacted**] in respect
of [**Redacted**] as long as
[**Redacted**];

(b) [**Redacted**] after the
[**Redacted**] in respect of
[**Redacted**]; and

(c) in respect of other Selected
LNA Compounds,
[**Redacted**] after
[**Redacted**]

                 (b)      Extension of Time to Achieve Development Milestones. With respect to each Enzon Target [**Redacted**], Enzon shall have the right, at any time prior to the date of each milestone set forth in Section 6.1(a), to extend the date for each milestone for an additional [**Redacted**] month period. For each such milestone for which Enzon desires such extension, Enzon shall pay to Santaris an amount equal to [**Redacted**] of the amount that otherwise would have been due upon the achievement of such milestone for such Enzon Target pursuant to Section 7.4(a)(i) or 7.4(a)(ii). If Enzon makes any such ex tension payment and subsequently achieves the milestone for which such extension payment was made, Enzon shall pay only the remaining [**Redacted**] of such milestone payment pursuant to Section 7.4(a).

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                 (c)      Development Plans.

                           (i)      Enzon shall use Diligent Efforts to prepare a plan for the Development of SPC2968, SPC3042 and each Selected LNA Compound, which plans will be designed to enable, as appropriate, the filing and receipt of Regulatory Approval in the Enzon Territory for a Product containing SPC2968, SPC3042 and each Selected LNA Compound (each such plan, an “Enzon Development Plan”).

                           (ii)      If Santaris plans on conducting any Development activities for SPC2968, SPC3042 or any other Selected LNA Compound, Santaris shall use Diligent Efforts to prepare a plan for such Development activities, which plans will be designed to enable, as appropriate, the filing and receipt of Regulatory Approval in the Santaris Territory for a Product containing SPC2968, SPC3042 and each Selected LNA Compound (each such plan, a “Santaris Development Plan”, and each Enzon Development Plan and Santaris Development Plan, a “Development Plan”).

                           (iii)      The initial draft of each Development Plan shall be provided to the JSC promptly after the Party completes such initial draft. Each Development Plan will set forth the objectives and planned tasks for the conduct of the Development activities, and shall contain such details as contained in the Party’s regularly prepared development plans for its other products. Each Party shall provide a copy of such initial drafts and any material changes to each Development Plan to the other Party and consider in good faith any comments such other Party may have with respect thereto.

                 (d)      Development Activities; Clinical Trials.

                           (i)      Enzon shall discuss with Santaris, but shall have the sole discretion to determine, whether to advance a non-Pegylated or a Pegylated Selected LNA Compound modulating a particular Enzon Target through Development. If Enzon chooses to advance only the Pegylated Selected LNA Compound modulating a particular Enzon Target through Development, neither Santaris nor its Affiliates (either alone or with or through a Third Party) shall have the right to Develop, make, use or Commercialize the non-Pegylated Selected LNA Compound either in the Santaris Territory or the Enzon Territory for so long as such Target remains an Enzon Target, except with the consent of Enzon in its judgment after taking into account in good faith the relevant rationale for such request.

                           (ii)      In designing protocols and Development Plans for the Enzon Territory, Enzon will use commercially reasonable efforts to design a Development strategy to support filings for Regulatory Approvals in both the Enzon Territory and, subject to Section 6.1(d)(iii), the Santaris Territory; provided that, in all cases, Enzon’s Development activities comply with applicable Laws and other requirements of Regulatory Authorities of the Enzon Territory. In designing protocols and Development Plans for the Santaris Territory, Santaris will use commercially reasonable efforts to design a Development strategy to support filings for Regulatory Approvals in both the Santaris Territory and, to the extent Santaris or any of its Affiliates, licensees or sublicensees choose to conduct Development activities relating to the development of indications not being developed by Enzon or otherwise relating to Development with a scope greater than to address requirements specific to the Santaris

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Territory, the Enzon Territory; provided, that, in all cases, Santaris’s Development activities comply with applicable Laws and other requirements of Regulatory Authorities of the Santaris Territory.

                           (iii)      Each Party (the “Sponsoring Party”) shall provide a copy of the proposed Development Plan and any proposed material amendment and any proposed protocol for each clinical trial to the other Party in advance of filing an IND or commencing a clinical trial for such protocol in order for the other Party to notify the Sponsoring Party if it believes any modifications to such Development Plan or protocol would be required to perform different or additional Development in order to support a Regulatory Filing in the Santaris Territory or, in the case of Santaris, to the extent required in paragraph (d)(ii) above, the Enzon Territory. Such other Party shall have up to five (5) Business Days to review each such Development Plan and protocol for such purpose, and provide comments thereto. If such other Party reasonably believes that any changes are necessary in order to support a Regulatory Filing in the Santaris Territory or, to the extent applicable, the Enzon Territory, the Parties shall discuss the extent and nature of such additional Development activities. If the Parties agree that the additional Development work in order to support such Regulatory Filings would add no cost or delay to the Sponsoring Party’s proposed Development activities, the Sponsoring Party shall incorporate the other Party’s reasonable scientific and medical comments into such protocol prior to filing any IND or commencing a clinical study for such protocol and the Sponsoring Party shall conduct all such Development activities at its cost and expenses. If the Parties agree that the additional Development work in order to support such Regulatory Filings would be minimal relative to the scope of the protocol, the Sponsoring Party shall incorporate the other Party’s reasonable scientific and medical comments into such protocol prior to filing any IND or commencing a clinical study for such protocol and the Sponsoring Party shall conduct all such additional Development activities at the other Party’s cost and expenses. If the Parties agree that the Development work necessary to support such Regulatory Filings would be more than minimal, the Sponsoring Party shall have the right, but not the obligation, at its sole discretion, to amend the Development Plan or protocol to accommodate such additional Development activities at the other Party’s cost and expense. If the Sponsoring Party does not agree to undertake such additional Development activities, such other Party shall be solely responsible for undertaking such additional Development activities at its sole cost and expense.

                           (iv)      Neither Party (nor any of its Affiliates, licensees or sublicensees) shall be entitled to conduct any clinical trials with respect to any Product in the other Party’s Territory without the other Party’s prior written approval. If a Party desires to conduct a clinical study in the other Party’s Territory, such Party shall provide notice to the other Party of such desire and the Parties shall discuss in good faith the conduct of such clinical study, including whether the other Party will act as a contract research organization to conduct such study and the grant of such license rights as may be required to conduct such study. If the Parties agree that the other Party will act as a contract research organization, the Parties will negotiate in good faith a separate agreement to govern such contract research organization arrangement.

                 (e)      Development Costs. Subject to Section 6.1(d)(iii), Enzon shall be responsible for all costs associated with the Development of Products for the Enzon Territory

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and Santaris shall be responsible for all costs associated with the Development of Products for the Santaris Territory.

                 (f)      Santaris Assistance. In regard to the Development of SPC2968, Santaris shall provide, at no additional cost to Enzon, such assistance as may be reasonably requested by Enzon (and to the extent Santaris possesses the necessary expertise) in the preparation and filing of an IND in the United States. If, following acceptance of such IND, Enzon requests Santaris to assist it further in the implementation of any aspect of the Development of a Product aimed at MAA submissions in the Enzon Territory, Santaris shall conduct such additional work as may be agreed by the Parties. The costs of such additional work shall by paid by Enzon in accordance with commercially reasonable terms.

                 (g)      Ongoing Disclosure. Each Party will keep the other Party fully-informed about its efforts to Develop Selected LNA Compounds for such Party’s territory, including summaries of all results and data from such Development efforts, and all significant findings and developments. Such disclosures will be made in written reports to the other Party’s representatives on the JSC at least once annually. Without limiting the generality of the foregoing, such reports will contain disclosure of the following:

                            (i)      summary of clinical and non-clinical Development Data, progress of initiation of sites and enrollment of patients in clinical trials, and any significant events occurring in the clinical development program;

                           (ii)      filing of an IND or MAA or other Regulatory Filings with respect to any Selected LNA Compound in any jurisdiction;

                           (iii)      initiation of any clinical study with respect to any Selected LNA Compound in any jurisdiction; and

                           (iv)      identification of significant development results and clinical trial progress and Regulatory Approvals with respect to Selected LNA Compounds in any jurisdiction.

                 (h)      Development Records. The Parties shall maintain any Development Data, related records, documents, and raw data in sufficient detail as will properly reflect all work done and results achieved in the Development of the Products. Each Party shall have the right, which shall be exercised in a reasonable manner, to copy the other Party’s Development Data for the sole purpose of carrying out its obligations and exercising its rights under this Agreement. To the extent not otherwise provided for herein, upon reasonable request of one Party, the other Party will provide copies of final reports and all material data relating to clinical studies performed by such other Party on Selected LNA Compounds or Products that are required to be submitted in connection with seeking Regulatory Approvals for Products, and any other information or data reasonably requested by the requesting Party that is necessary for its continued Development and Commercialization of Products in its territory.

                 (i)      Adverse Events. Promptly following the Effective Date, Enzon and Santaris will enter into a safety data exchange agreement setting forth procedures governing the coordination of collection, investigation, reporting, and exchange of information

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concerning adverse events sufficient to permit each Party, its Affiliates, sublicensees or licensees to comply with its legal obligations. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the Parties. In any event, each Party shall inform the other Party of any Adverse Event of which it becomes aware in a timely manner commensurate with the seriousness of the Adverse Event. Each Party shall establish and maintain a database for all Adverse Events in its Territory in accordance with mutually agreed specifications and shall provide information from such database to the other Party, as set forth in the safety data exchange agreement to be entered into by the Parties, for Regulatory Filings and other purposes solely in connection with the Development and Commercialization of the Products in such other Party’s territory. Enzon will be responsible for reporting all Adverse Events to the FDA and other Regulatory Authorities in the Enzon Territory in accordance with the Laws of the relevant countries and authorities and Santaris will be responsible for reporting all Adverse Events to the appropriate Regulatory Authorities in the Santaris Territory in accordance with the Laws of the relevant countries and authorities. Enzon will ensure that its Affiliates, licensees and sublicensees comply with all such reporting obligations, and Santaris will ensure that its Affiliates, licensees and sublicensees comply with all such reporting obligations. Each Party will designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of Adverse Events. For the purpose of this Section 6.1(i), “Adverse Event” means any adverse drug reaction or experience as defined in the then current edition of ICH Guidelines, 21 CFR §310.305, 21 CFR §314.80 and any other relevant regulations or regulatory guidelines.

     6.2      Regulatory Affairs.

                 (a)      After the Effective Date, Enzon shall assume sole ownership, controland responsibility for all Regulatory Filings in the Enzon Territory, and shall use Diligent Efforts to obtain Regulatory Approvals for at least one Product containing each Selected LNA Compound in the Enzon Territory.

                 (b)      Each Party shall grant the other Party and such other Party’s Affiliates, licensees or sublicensees, as applicable, the exclusive, royalty-free right to use and cross-reference any Development Data and Regulatory Filings as may be required solely to allow such other Party, its Affiliates, licensees or sublicensees, as applicable, to Develop, manufacture, obtain Regulatory Approvals, conduct Phase IV Trials, Commercialize Products in the Enzon Territory or Santaris Territory, as applicable, to the extent otherwise permitted under this Agreement. Each Party shall provide to the other, a copy of all Regulatory Filings that it submits to Regulatory Authorities in its territory.

                 (c)      Each Party shall grant to the other the royalty-free right to use and reference the Development Data and other results generated from Phase IV Trials conducted by or for such Party for a Product necessary or useful for the Commercialization of Products by the other Party in such other Party’s territory.

                 (d)      In conducting any Development activities hereunder, each Party shall use its commercially reasonable efforts to see that its employees, agents, clinical institutions and clinical investigators comply with all applicable Laws.

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                 (e)      Enzon will provide Santaris with advance copies of all (i) MAA submissions to FDA at least twenty (20) days (or such shorter time if twenty (20) days is not practicable under the circumstances) and (ii) all other material submissions to FDA at least five (5) Business Days (or such shorter time if five (5) Business Days is not practicable under the circumstances), in each case, prior to making such submission in order to allow Santaris to review and comment upon each such submission. Santaris will provide comments to Enzon, if any, on each such submission, within ten (10) days of receipt of the submission from Enzon with respect to an MAA and within five (5) days of receipt of the submission from Enzon with respect to all other material submissions. In finalizing its submissions, Enzon will consider in good faith all comments received from Santaris with respect thereto. Santaris will provide to Enzon with advance copies of all (x) MAA submissions to European Medicines Agency (“EMEA”) at least twenty (20) days (or such shorter time if twenty (20) days is not practicable under the circumstances) and (y) all other material submissions to the EMEA at least five (5) Business Days (or such shorter time if five (5) Business Days is not practicable under the circumstances), in each case, prior to making such submission in order to allow Enzon to review and comment upon each such submission. Enzon will provide comments to Santaris, if any, on each such submission, within ten (10) days of receipt of the submission from Santaris with respect to an MAA and within five (5) days of receipt of the submission from Santaris with respect to all other material submissions. In finalizing its submissions, Santaris will consider in good faith all comments received from Enzon with respect thereto.

     6.3      Manufacture and Supply.

                 (a)      LNA Monomers.

                           (i)      Manufacturing Development. Santaris shall use Diligent Efforts to develop or have developed a suitable formulation of each LNA Monomer necessary for the manufacture of each Selected LNA Compound and Product and to develop scale-up and validation procedures for the manufacture of commercial quantities of each LNA Monomer and conduct such other manufacturing development work as is reasonably necessary to manufacture quantities of each LNA Monomer necessary for the manufacture of each Selected LNA Compound and Product, including formulation and stability development and process validation. If Santaris licenses or otherwise engages a Third Party to manufacture and sell LNA Monomers (other than as a contract manufacturer solely for Santaris), Santaris shall allow Enzon to contract with and receive supply directly from any such Third Party.

                 (ii)      Manufacture of LNA Monomers by Enzon. Subject to the licenses granted in Article 2, Enzon shall have the right to manufacture its requirements of LNA Monomers for use in manufacturing each Selected LNA Compound and Product for Development or sale in the Enzon Territory.

                 (iii)      Santaris Supply to Enzon. Enzon shall have the right, but not the obligation, to order supply of LNA Monomers from Santaris, and Santaris shall use its Diligent Efforts to manufacture or have manufactured, and maintain or arrange sufficient manufacturing capacity to supply to Enzon or Enzon’s licensee(s), LNA Monomers for the manufacture of all Selected LNA Compounds and Products for sale in the Enzon Territory and for Development purposes, on terms substantially in accordance with those set forth on

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Schedule 6.3(a) and other customary terms to be reflected in a separate manufacturing and supply agreement between Santaris and Enzon.

                 (b)      Selected LNA Compounds and Products.

                           (i)      Manufacturing Development. Enzon shall use Diligent Efforts to develop or have developed a suitable formulation of each Selected LNA Compound and Product and to develop scale-up and validation procedures for the manufacture of quantities of each Selected LNA Compound and Product and conduct such other manufacturing development work as is reasonably necessary to manufacture quantities of each Selected LNA Compound and Product, including formulation and stability development and process validation. If Enzon engages a Third Party to manufacture and supply a Selected LNA Compound or Product (other than as a contract manufacturer solely for Enzon), Enzon shall allow Santaris to contract with and receive supply directly from any such Third Party.

                           (ii)      Manufacture of Selected LNA Compounds and Products. Subject to the licenses granted in Article 2, Santaris shall have the right to manufacture and have manufactured its requirements of Selected LNA Compounds and Products for Development or sale in the Santaris Territory, except that Santaris shall not have the right to use Third Parties to manufacture Pegylated Selected LNA Compounds or Pegylated Products without Enzon’s prior written consent, other than finishing, packaging and other services not using any Enzon Pegylation Technology.

                           (iii)      Enzon Supply to Santaris. Santaris shall have the right, but not the obligation, to order supply of Selected LNA Compounds or Products from Enzon, and Enzon shall manufacture or have manufactured, and maintain or arrange sufficient manufacturing capacity to supply to Santaris or Santaris’s licensee(s), Selected LNA Compounds and Products for sale in the Santaris Territory and for Development purposes, on terms substantially in accordance with those set forth on Schedule 6.3(b) and on other customary terms to be reflected in a separate manufacturing and supply agreement between Santaris and Enzon.

                 (c)      Drug Master Files. Santaris shall have the right to cross-reference Enzon’s drug master file for the manufacture of LNA Monomers and Products for the sole purpose of enabling Santaris to manufacture and supply Product for Commercialization in the Santaris Territory pursuant to Section 6.3(b)(ii). Enzon shall have the right to cross-reference Santaris’s drug master file for the manufacture of LNA Monomers for the manufacture of Selected LNA Compounds and Products for the sole purpose of enabling Enzon to manufacture and supply LNA Monomers for the manufacture of Selected LNA Compounds and Products for Commercialization in the Enzon Territory pursuant to Section 6.3(a)(ii).

     6.4      Product Trademarks. Enzon shall select the Product Trademarks for sale of Product in the Enzon Territory, and shall own and enforce such Product Trademarks and all goodwill associated therewith throughout the world, and shall have the right to register such Product Trademarks in each country in the Enzon Territory and the Santaris Territory. Enzon shall grant Santaris a royalty free license to use such Product Trademarks solely in the Santaris Territory solely in connection with the sale in the Santaris Territory of Products by Santaris, its

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Affiliates or licensees for as long as Santaris, its Affiliates or licensee sell Products. To the extent Santaris elects to use the Product Trademarks, (a) it shall use the Products Trademarks in accordance with sound trademark usage principles and in accordance with all Laws, (b) all goodwill resulting from such use shall inure to the benefit of Enzon, and (c) Enzon shall have the right, which shall be exercised in a reasonable manner, to inspect Santaris’s facilities and records and those of its Affiliates and licensees, relating to the Products to the extent reasonably required to assure conformance with the foregoing requirements.

     6.5      Commercialization.

                 (a)      Marketing Efforts in the Enzon Territory. Enzon shall use Diligent Efforts to promote, market, sell and otherwise Commercialize the Products in the Enzon Territory. Such efforts may include, as appropriate as determined by Enzon in its sole discretion, the use of product detailing efforts directed to potential prescribers of the Product, pre-launch medical education campaigns, pricing and reimbursement activities, medical education activities, Phase IV Trials and other sales, marketing and promotion activities.

                 (b)      Advertising and Promotion. Each Party, its Affiliates, licensees or sublicensees, as applicable, may adapt and use the core promotional and training materials prepared by the other Party for marketing the Products in such other Party’s territory, as applicable, in connection with the marketing and promotion of the Products in each Party’s territory. The preparing Party shall own the copyright and all related rights in all of its advertising and promotional and training materials.

                 (c)      Commercialization Plans. Each Party shall use Diligent Efforts to prepare annual marketing plans for each Product, such plans shall contain the details contained in the marketing plans regularly prepared by such Party for its other products and shall include plans related to the pre-launch, launch, promotion and sale of the Product, and the general nature of the marketing, promotion and advertising campaigns proposed to be conducted, including, in the case of Enzon, the number of sales representatives proposed to detail the Product (each such plan a “Commercialization Plan”). Each Party shall provide the other Party a copy of all Commercialization Plans for each Product as soon as practicable after such plan is completed.

                 (d)      Ongoing Disclosure Regarding Commercialization. Each Party will keep the other Party informed about such Party’s efforts to Commercialize the Products, including summaries of such Party’s (and its Affiliates’ and Marketing Sublicensees’ and Santaris’ marketing sublicensees) major marketing activities, product positioning plans, progress towards meeting the goals and milestones in the Commercialization Plan, significant developments in the Commercialization of the Products, copies of Commercialization Plans and any material changes thereto, representative samples of promotional materials, and, in the case of Enzon, any reasons for any deviations or variances (either in time or in sales or other numerical figures) in meeting sales projections, milestones or timelines in any of its Commercialization Plans. Such disclosures will be made through the members of the JSC in a written report provided to the other Party at least once every six (6) months while Products are being sold anywhere in the Enzon Territory or Santaris Territory, as applicable. Enzon shall be solely responsible for the pricing and other terms of sale for the Products in the Enzon

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Territory, and Santaris shall be solely responsible for the pricing and other terms of sale for the Products in the Santaris Territory.

     (e) Coordination. Subject to Law, the Parties shall coordinate and exchange information relating to the marketing efforts for the Enzon Territory and the Santaris Territory, including information relating to medical claims regarding the Products, medical conferences, publications, pricing, product profiling and positioning strategy.

7.    FINANCIAL TERMS TO SANTARIS

     7.1      Initial Fee. Enzon shall pay to Santaris the following fees within ten (10) Business Days after the Effective Date:

                 (a)      US$3,000,000 in respect of the rights granted hereunder to SPC2968;

                 (b)      US$3,000,000 in respect of the rights granted hereunder to SPC3042; and

                 (c)      US$2,000,000 in respect of the reimbursement of costs incurred prior to the Effective Date to discover and develop SPC2968 and SPC3042.

     7.2      Additional Target Fees. Enzon shall pay Santaris an aggregate of US$3,000,000 for the six (6) Additional Targets designated by Enzon pursuant to Section 5.2 upon the expiration of the Reservation Period.

     7.3      Selected LNA Compound Acceptance Fees. Within thirty (30) days after the delivery by Santaris of at least [**Redacted**] of LNA Compounds meeting the Compound Acceptance Criteria for an Additional Target pursuant to Section 5.4, Enzon shall pay US[**Redacted**] with respect to each of six (6) Additional Targets.

     7.4      Milestone Payments.

                 (a)      Enzon shall pay Santaris a milestone payment (each, an “Event Milestone Payment”) in respect of each of the following events (each, an “Event Milestone”) in the amounts set forth below no later than thirty (30) days after the occurrence of each Event Milestone:

Event Milestone	Event Milestone Payment

	SPC3042	SPC2968	Other Selected
LNA Compounds

(i) Determination by	n/a	n/a	US[**Redacted**]
Enzon to			per Additional
[**Redacted**]			Target

(ii) Filing of an IND in	US[**Redacted**]	US[**Redacted**]	US[**Redacted**]
the Enzon Territory for			per Additional
the first Product			Target

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Event Milestone	Event Milestone Payment

	SPC3042	SPC2968	Other Selected
LNA Compounds

(iii) Completion of	US[**Redacted**]	US[**Redacted**]	US[**Redacted**]
[**Redacted**]			per Additional
Target

(iv) Acceptance of filing	US[**Redacted**]	US[**Redacted**]	US[**Redacted**]
of a MAA for the first			per Additional
Product in the Enzon			Target
Territory

(v) Launch of the first	US[**Redacted**]	US[**Redacted**]	US[**Redacted**]
Product for each Target			per Additional
in the Enzon Territory			Target

                 (b)      Regardless of the number of Selected LNA Compounds or Products developed by Enzon with respect to each Enzon Target, each of the Event Milestone Payments set forth above shall be paid only one (1) time for each Enzon Target.

                 (c)      If the Event Milestone Payment set forth in Section 7.4(a)(ii), (iii) or (iv) is achieved without triggering one or more of the preceding Event Milestone Payments, then Enzon shall pay to Santaris the preceding Event Milestone Payments that were not paid on the date that such later Event Milestone Payment is due.

                 (d)      If Enzon has given Santaris any notice of termination of this Agreement in its entirety under Section 10.2, Enzon shall not be liable for the Event Milestone Payments that first accrue after the date of such notice.

     7.5      Royalty Payments.

                 (a)      Royalty Rate. During the applicable Royalty Term, on a country-by-country and Product-by-Product basis, Enzon shall pay Santaris royalty payments equal to [**Redacted**] of Net Sales; provided that if the royalty rate payable to [**Redacted**] pursuant to the [**Redacted**] is reduced, then the royalty rate set forth in this Section 7.5(a) shall be automatically reduced by [**Redacted**] of such reduction; provided, further, that Enzon shall have paid or reimbursed Santaris for [**Redacted**] of all payments made to [**Redacted**] or [**Redacted**] by Santaris or Exiqon to obtain such reduced royalty rates, not to exceed a total amount payable by Enzon of US[**Redacted**]. For example, if the royalty rate payable to [**Redacted**] is reduced from [**Redacted**] to [**Redacted**], then the royalty rate set forth in this Section 7.5(a) shall be reduced from [**Redacted**] to [**Redacted**]. If at any time during the Royalty Term, Enzon is required to pay directly to [**Redacted**], for any reason, the royalties required to be paid to

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[**Redacted**] by Exiqon under the [**Redacted**], then the royalties payable to Santaris under this Section 7.5(a) shall be reduced by the amount of any royalty payments made directly by Enzon to [**Redacted**].

                 (b)      Royalty-Free Sales. For the avoidance of doubt, no royalties shall be due upon the sale or other transfer among Enzon or its Affiliates or Marketing Sublicensees, but in such cases the royalty shall be due and calculated upon Enzon’s or its Affiliate’s or Marketing Sublicensees’ Net Sales to the first independent Third Party; and no royalties shall accrue on the disposition of Product (i) without consideration in reasonable quantities by Enzon or its Affiliates or Marketing Sublicensees (x) as samples (promotion or otherwise), or (y) as donations (for example, to non-profit institutions or government agencies for a noncommercial purpose), (ii) pursuant to “treatment IND”, compassionate use, or other patient care programs authorized by any Regulatory Authority, solely to the extent that the consideration, if any, paid to Enzon or its Affiliates or Marketing Sublicensees pursuant to any such program is limited to reimbursement to Enzon or its Affiliates or Marketing Sublicensees of its costs of manufacturing and providing the Product, or (iii) in connection with clinical trials for such Product.

                 (c)      Expiration of Royalty Term. Upon expiration of the Royalty Term in any country with respect to any Product, then as of the effective date of such expiration on a country-by-country basis, the licenses from Santaris to Enzon under Section 2.1 shall convert to a fully-paid, perpetual, non-exclusive, sublicensable license under the Santaris Technology to make, have made, use, import, offer for sale, sell and otherwise Commercialize such Product in such country in the Enzon Territory from LNA Monomers supplied by Santaris (or a Third Party designated by Santaris) or manufactured by Enzon pursuant to the license granted under Section 2.1(c). Enzon acknowledges that royalties are payable during the Royalty Term for each Product and that the Royalty Term is determined, in part, by the duration of LNA Compound Patents, whether such Patents are owned by Santaris, Enzon or jointly by the Parties. The Parties have agreed on such royalty duration and patent ownership rights to accommodate their mutual intent. Enzon further acknowledges that such royalty duration is a fair and reasonable method to reflect the value contributed by Santaris in respect of the Products.

     7.6      Third Party Royalties; Fees. With respect to any royalties payable by Santaris to Third Parties based on sales of Products pursuant to license or other agreements in effect as of the Effective Date, [**Redacted**].

     7.7      Third Party Rights Obtained by Enzon. If, in either Party’s good faith, reasonable judgment, it is reasonably necessary, to pursue an Additional Target under this Agreement or otherwise in the best interest of the commercial success of a Product, that a license be obtained under an issued patent(s) from one or more Third Parties in any country for the use of an Additional Target or the Development, manufacture or Commercialization of any Product pursuant to the licenses granted hereunder, then Enzon shall use commercially reasonable efforts to obtain such license rights. Enzon shall consult with Santaris prior to entering into any such license agreement and provide Santaris a reasonable opportunity to provide its views on the need or benefit to obtain such license and the financial and other terms thereof, and Enzon shall provide Santaris with complete copies of all draft and final

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agreements with such Third Party and other material information in its possession in respect of such technology. To the extent requested by Santaris to pursue the Discovery Program or Develop, manufacture or Commercialize Products in the Santaris Territory, Enzon shall use commercially reasonable efforts to obtain the right to sublicense or direct licenses to Santaris or its licensees for such use of such Third Party technology in the Santaris Territory; provided, that [**Redacted**]. Such obligations shall apply to only such Third Party patents that were identified as a result of the freedom to operate analysis undertaken by Enzon pursuant to Section 5.2 or by either Party within 180 days after designation of such Additional Target. Subsequent to such one hundred eighty (180) day period, if, in either Party’s good faith, reasonable judgment, it is reasonably necessary, to pursue an Additional Target under this Agreement or otherwise in the best interest of the commercial success of a Product, that a license be obtained under an issued patent(s) from one or more Third Parties in any country for the use of an Additional Target or the Development, manufacture or Commercialization of any Product hereunder, the Parties shall cooperate in good faith to obtain the right to sublicense or direct licenses for such use of such Third Party technology.

     7.8      Payments and Payment Reports. All royalties due under Section 7.5 shall be paid within forty-five (45) days of the end of the relevant Enzon Quarter for which such payments are due. Each royalty payment shall be accompanied by a statement stating the number, description, aggregate gross sales and aggregate Net Sales, by country, of each Product sold during the relevant Enzon Quarter and shall also include the currency conversion rate used, and a calculation of the amount of royalty payment due on such Net Sales.

     7.9      Payment Method. All payments due under this Agreement to Santaris shall be made by bank wire transfer in immediately available funds to an account designated by Santaris. All payments hereunder shall be made in the legal currency of the United States of America and shall be paid by Enzon from the United States, regardless of where the Net Sales accrue.

     7.10      No Credits or Refunds. All payments to Santaris hereunder shall be non-creditable, except as set forth in Section 7.15, and nonrefundable.

     7.11      Taxes.

                 (a)      VAT. It is understood and agreed between the Parties that any payments made under Sections 7.1 through 7.5 of this Agreement are exclusive of any value-added or similar tax imposed upon such payments.

                 (b)      Withholding Taxes. In addition, if any of the payments made by Enzon pursuant to such Sections become subject to withholding taxes under the Laws of any jurisdiction, Enzon shall deduct and withhold the amount of such taxes for the account of Santaris to the extent required by Law, such amounts payable to Santaris shall be reduced by the amount of taxes deducted and withheld, and Enzon shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Santaris an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Santaris to claim such payment of taxes. Any such withholding taxes required under

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Law to be paid or withheld shall be an expense of, and borne solely by, Santaris. Enzon will provide Santaris with reasonable assistance to enable Santaris to recover such taxes as permitted by Law.

     7.12      Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with Enzon’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

     7.13      Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Santaris in the country in local currency by deposit in a local bank designated by Santaris, unless the Parties otherwise agree.

     7.14      Interest. If Enzon fails to make any payment due to Santaris under this Agreement, then, commencing with the date that is thirty (30) days after such payment was due, interest shall accrue on a daily basis at a rate per annum equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was due as published by The Wall Street Journal, plus [**Redacted**].

     7.15      Records; Audits. Enzon shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including Net Sales. At the request and expense of Santaris, Enzon shall permit an independent certified public accountant appointed by Santaris or any licensor under a Third Party License and reasonably acceptable to Enzon, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any year ending not more than two (2) years (or such longer period if required by a party to a Third Party License (other than Santaris) pursuant to a Third Party License) prior to such request, the correctness or completeness of any royalty report or payment made under this Agreement; provided, however, that Santaris may only review each royalty report once pursuant to this Section 7.15. Results of any such examination shall be (a) binding on the Parties other than in the case of manifest error, (b) limited to information relating to the Products, (c) made available to both Parties, and (d) subject to the confidentiality provisions of Article 9. Santaris shall bear the full cost of the performance of any such audit, unless such audit discloses an underpayment of more than five percent (5%) from the amount of the original report, royalty or payment calculation, in which case Enzon shall bear the full cost of the performance of such audit. Enzon shall promptly pay to Santaris the amount of any underpayment of royalties revealed by an examination and review. Any overpayment of royalties by Enzon revealed by an examination and review shall be fully-creditable against future royalty payments under Section 7.5.

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8.   INTELLECTUAL PROPERTY

     8.1      Ownership of Technology. Subject to the terms hereof, including the licenses and other rights granted hereunder, all Know-How and Inventions shall be owned as follows:

                 (a)      Santaris shall own the entire right, title and interest in and to all LNA Platform Technology, regardless of inventorship; without the need for any further action by a Party and subject to the licenses granted hereunder, Enzon agrees to assign, and hereby does assign, its entire, right, title and interest in and to any LNA Platform Technology to Santaris;

                 (b)      Enzon shall own the entire right, title and interest in and to all Enzon Pegylation Technology, regardless of inventorship; without the need for any further action by a Party and subject to the licenses granted hereunder, Santaris agrees to assign, and hereby does assign, its entire, right, title and interest in and to any Enzon Pegylation Technology to Enzon;

                 (c)      In respect of all LNA Compound Patents:

                           (i)      Santaris shall initially own the entire right, title and interest in and to all provisional and other priority patent applications, regardless of inventorship; and without the need for any further action by a Party and subject to the licenses granted hereunder, Enzon agrees to assign, and hereby does assign, its entire right, title and interest in and to any such LNA Compound Patents to Santaris. Immediately following the filing of each international patent application filed under the Patent Cooperation Treaty claiming a Selected LNA Compound or Product (a “PCT Application”), Santaris and Enzon shall jointly own the right, title and interest in and to such the PCT Application, regardless of inventorship; and without the need for any further action by a Party and subject to the licenses granted hereunder, Santaris agrees to assign, and hereby does assign, such right, title and interest in and to any LNA Compound Patents to Enzon so that Santaris and Enzon shall jointly own such LNA Compound Patents.

                           (ii)      At the time each PCT Application enters the national or regional phase in any country or region in the Santaris Territory, Enzon agrees to assign, and hereby does assign, such right, title and interest in and to any such LNA Compound Patent to Santaris so that Santaris shall own the entire right, title and interest in and to such LNA Compound Patent in all countries in the Santaris Territory.

                           (iii)      At the time each PCT Application enters the national or regional phase in any country or region in the Enzon Territory, Santaris and Enzon shall continue to jointly own such LNA Compound Patent in all countries in the Enzon Territory.

                           (iv)      Promptly after the Effective Date, Santaris shall assign, and hereby does assign, to Enzon such right, title and interest in and to all existing LNA Compound Patents listed on Schedule 1.57 that are PCT Applications or have entered the national phase in any country in the Enzon Territory so that Santaris and Enzon shall jointly own such LNA Compound Patents, except for those that have already entered the national or regional phase in any country or region in the Santaris Territory so that Santaris shall continue to own those LNA Compound Patents in the Santaris Territory.

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                         (v)      If Enzon discontinues all Development or Commercialization activities of all Selected LNA Compounds claimed under an LNA Compound Patent jointly owned by the Parties, Enzon shall then assign its entire, right, title and interest in such LNA Compound Patent to Santaris.

                         (vi)      Except to the extent permitted under Section 2.4 or with the prior written consent of Santaris, Enzon shall not assign, license, grant, suffer, permit or otherwise transfer any license, rights, security interest, lien or other encumberance, or other interest of any kind in such LNA Compound Patents (except in connection with an assignment pursuant to Section 14.8).

                 (d)      Subject to appropriate confidentiality undertakings, each Party shall notify the other Party promptly after the completion of invention disclosure statements for each Invention (or, if any provisional or other patent applications if filed claiming such Invention, promptly after such filing), and, to the extent a Party is granted rights hereunder in such Invention, shall provide a copy of the same to the other Party.

     8.2      Patent Prosecution and Maintenance. Patents shall be prosecuted and maintained as follows:

                 (a)      LNA Platform Patents. Santaris shall direct the filing, prosecution (including any interferences, oppositions, reissuance, and re-examinations) and maintenance of all LNA Platform Patents in at least the countries listed in Schedule 8.2(a) and shall consider in good faith any additional countries that Enzon shall reasonably request. Santaris shall keep Enzon informed about any material progress of such prosecution and maintenance.

                 (b)      Enzon Pegylation Patents. Enzon shall direct the filing, prosecution (including any interferences, oppositions, reissuance, and re-examinations) and maintenance of all Enzon Pegylation Patents. Enzon shall keep Santaris informed about any material progress of such prosecution and maintenance.

                 (c)      LNA Compound Patents. Santaris shall initially file and prosecute all provisional and other priority patent applications, which, to the extent permitted and appropriate, shall be filed simultaneously in Denmark and the United States, and the PCT Applications. The parties shall jointly prepare the PCT Applications and each of Santaris and Enzon shall have the right to approve of the initial filing of the PCT Applications. Following assignment to Enzon of joint ownership in a PCT Application in accordance with the terms of Section 8.1(c)(i), Enzon shall prosecute and maintain such PCT Application for the benefit of both Parties. At the time each such PCT Application enters the national or regional phase in any country in the Santaris Territory, Santaris shall thereafter direct the filing, prosecution (including any interferences, oppositions, reissuance, and re-examinations) and maintenance of all LNA Compound Patents in countries in the Santaris Territory. At the time each such PCT Application claiming a Selected LNA Compound or Product enters the national or regional phase in any country in the Enzon Territory, Enzon shall continue to direct the filing, prosecution (including any interferences, oppositions, reissuance, and re-examinations) and maintenance of all LNA Compound Patents in countries in the Enzon Territory. The Party having the right to prosecute in accordance with the foregoing is referred to as the

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“Prosecuting Party”. Prosecuting Party shall provide the other Party promptly with copies of all patent applications, correspondences and other communications relating to LNA Compound Patents to and from patent offices and provide the other Party at least sixty (60) days to offer comments. Prosecuting Party shall consider in good faith any comments the other Party may have with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and patents related to such LNA Compound Patents. Prosecuting Party shall provide the other Party, a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any LNA Compound Patent (including substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional application, abandoning any patent or not filing or perfecting the filing of any patent application in any country), with notice of such proposed action or inaction so that the other Party has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances. However, the foregoing three sentences shall not apply to the prosecution of national or regional phase applications in the Santaris Territory, except that Santaris shall keep Enzon informed of the material progress of such prosecution and shall provide such documents and take such actions as may be reasonably required to facilitate the prosecution of corresponding Patents in the Enzon Territory. The Parties and their patent counsel shall establish such procedures as may be desired to carry out the mutual review and consultation procedure contemplated under this Section 8.2(c) without imposing unreasonable burdens and delays on the prosecution of the LNA Compound Patents. If Enzon, as the Prosecuting Party, determines not to file, prosecute, defend or maintain any LNA Compound Patent (including failing to defend any interference or opposition proceedings) in any country, and providing that no other patent applications or patents containing the same claims are then pending or issued in that same country, then Enzon shall provide Santaris with thirty (30) days prior written notice of such determination and Santaris shall have the right and opportunity to file, prosecute, defend and/or maintain such patent or patent application at Santaris’s sole cost and expense.

                 (d)      Prosecution and Maintenance Expenses. Unless otherwise provided hereunder, (i) Santaris shall be responsible for one hundred percent (100%) of the costs incurred in connection with the filing, prosecution, and maintenance of LNA Platform Patents in the world and the LNA Compound Patents in the Santaris Territory (including the national or regional phase of any PCT Application), (ii) Enzon shall be responsible for one hundred percent (100%)of the costs incurred in connection with the filing, prosecution, and maintenance of Enzon Pegylation Patents and LNA Compound Patents in the Enzon Territory; and (iii) Enzon shall be responsible for 67% of the costs incurred in connection with the filing and prosecution of the priority and PCT Applications for the LNA Compound Patents and Santaris shall be responsible for 33% of such costs. Within sixty (60) days after the end of each Enzon Quarter, each Party shall submit to the other Party an accounting of all costs Enzon incurs with regard to the filing and prosecution of such priority and PCT Applications for the LNA Compound Patents during that quarter and within thirty (30) days thereafter, the applicable Party shall reimburse the other Party such amount as may be required in accordance with the foregoing agreed allocation of such costs. Upon the reasonable request of a Party, the other Party shall submit appropriate records to verify such costs.

                 (e)      Assistance. Each Party shall cooperate with the other and take all reasonable additional actions and execute such agreements, instruments and documents as may

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be reasonably required to perfect the other’s ownership interest in accordance with this Agreement including, the execution of necessary and appropriate instruments of assignment to achieve such ownership as set forth in this Section 8.2.

     8.3      Enforcement of Patent Rights.

                 (a)      Enforcement of LNA Platform Patents. If either Party becomes aware of a suspected infringement in the Enzon Territory by a Third Party of any LNA Platform Patent licensed to Enzon under this Agreement and such potential infringement or claim relates to a Selected LNA Compound or a Product, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Santaris shall have the sole right, but shall not be obligated, to bring an infringement action at its own expense, in its own name and entirely under its own direction and control in the Enzon Territory. Enzon, upon request of Santaris, agrees to join in any such litigation at Santaris’ expense and to cooperate with Santaris in connection with such litigation.

                 (b)      Enforcement of Enzon Pegylation Patents. If either Party becomes aware of a suspected infringement in the Santaris Territory by a Third Party of any Enzon Pegylation Patent licensed to Santaris under this Agreement and such potential infringement or claim relates to a Selected LNA Compound or a Product, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Enzon shall have the sole right, but shall not be obligated, to bring an infringement action at its own expense, in its own name and entirely under its own direction and control in the Santaris Territory. Santaris, upon request of Enzon, agrees to join in any such litigation at Enzon expense and to cooperate with Enzon in connection with such litigation.

                 (c)      Enforcement of LNA Compound Patents. If either Party becomes aware of a suspected infringement in the Santaris Territory or the Enzon Territory by a Third Party of any LNA Compound Patent, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Santaris shall have the sole right, but shall not be obligated, to bring an infringement action at its own expense, in its own name and entirely under its own direction and control in the Santaris Territory. Enzon shall have the first right, but shall not be obligated, to bring an infringement action at its own expense, in its own name and entirely under its own direction and control in the Enzon Territory. Each Party, upon request of the other Party, agrees to join in any such litigation at the other Party’s expense and to cooperate in connection with such litigation. If Enzon fails to prosecute any action or commence good faith settlement negotiations with respect to such alleged infringement in the Enzon Territory within [**Redacted**], Santaris shall have the right, at such Party’s sole expense, to institute any such litigation.

                 (d)      Recoveries. If either Party exercises the rights conferred in this Section 8.3 in respect of LNA Compound Patents and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof in respect of the Enzon Territory, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by such Party in connection therewith, including attorneys fees. If, after such reimbursement, any funds shall remain from such damages or other sums recovered, the amount of any recovery remaining shall then be allocated: (i) if Enzon enforces,

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[**Redacted**] to Enzon and [**Redacted**] to Santaris, and (ii) if Santaris enforces, [**Redacted**] to each Party.

     8.4      Limitations. Notwithstanding the terms of Sections 8.2 and 8.3, all rights of Enzon, and all obligations of Santaris, under Sections 8.2 and 8.3 shall be subject to any restrictions on Santaris’s rights under the Third Party Licenses.

     8.5      Defense of Third Party Claims. Each of the Parties shall promptly notify the other if of any legal or administrative action by any Third Party against an LNA Platform Patent, Enzon Pegylation Patent or LNA Compound Patent, of which it becomes aware and where such claim relates to a Selected LNA Compound or a Product, including any nullity, revocation, reexamination, or compulsory license proceeding. Enzon shall have the sole right, but no obligation, to defend against any such action involving an Enzon Pegylation Patent, in its own name, and any such defense shall be at Enzon’s expense. Santaris, upon request of Enzon, agrees to join in any such action at Enzon’s expense and in any event to cooperate with Enzon at Enzon’s expense. Santaris shall have the sole right, but no obligation, to defend against any such action involving an LNA Platform Patent, in its own name, and any such defense shall be at Santaris’s expense. Enzon, upon request of Santaris, agrees to join in any such action at Santaris’s expense and in any event to cooperate with Santaris at Santaris’s expense. Each Party shall have the first right, but no obligation, to defend against any such action involving an LNA Compound Patent in its respective Territory. The defense of any such action involving an LNA Compound Patent in the Enzon Territory shall be at Enzon’s sole cost and expense and the defense of any such action involving an LNA Compound Patent in the Santaris Territory shall be at Santaris’s sole cost and expense. Each Party, upon request of the other Party, agrees to join in any such action and in any event to cooperate with the other Party. If Enzon fails to defend against any such action involving an LNA Compound Patent, then Santaris shall have the right to defend such action.

     8.6      Hatch-Waxman Certification. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or comparable laws or regulations applicable to biological products (“Paragraph IV Notice”) relating to a Product and concerning an LNA Compound Patent, then it shall use reasonable efforts to provide a copy of such notice to the other Party within two (2) Business Days after its receipt thereof and best efforts to provide such copy as promptly as practicable thereafter. Each of the Parties shall have the same rights to initiate patent infringement litigation based on a Paragraph IV Notice as are provided in Section 8.3(c). Each Party, upon request of the other Party, shall reasonably cooperate with the requesting Party in any such litigation at the requesting Party’s expense.

     8.7      Patent Term Restoration/Supplemental Protection. The Parties shall cooperate with each other in obtaining patent term restoration, extensions or supplemental protection certificates or their equivalents in any country in the Enzon Territory where applicable to LNA Compound Patents. If elections with respect to obtaining such patent term restoration, extensions or supplemental protection certificates are to be made, Enzon shall have the right to make the election and Santaris agrees to abide by such election.

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9.    CONFIDENTIALITY

     9.1      Treatment of Confidential Information. The Parties agree that during the Term, and for a period of five (5) years after the end of the Term, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

     9.2      Exceptions. A Party shall not have the obligations set forth in Section 9.1 with respect to any portion of such Confidential Information that it can show by adequate documentation:

                 (a)      is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

                 (b)      was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party;

                 (c)      is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

                 (d)      has been published by a Third Party; or

                 (e)      has been independently developed by the receiving Party without the aid, application or use of Confidential Information.

     9.3      Authorized Disclosure. Notwithstanding Section 9.1, a Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances; provided, however, that in the case of (c) and (d) below, the disclosing Party will seek to obtain protective orders that preserve the confidentiality of the Confidential Information to the fullest extent possible:

                 (a)      filing or prosecuting LNA Compound Patents for Selected LNA Compounds or Products;

                 (b)      Regulatory Filings for Products;

                 (c)      prosecuting or defending litigation relating to Selected LNA Compounds or Products;

                 (d)      complying with Laws; and

                 (e) disclosure, in connection with the performance of this Agreement, to Affiliates, potential and actual licensees or sublicensees, employees, consultants, contractors including clinical trial investigators, or agents, each of whom prior to disclosure must be

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bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

     9.4      Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties and may be disclosed only as expressly permitted by this Section 9.4 or Section 9.5. Such terms may be disclosed by a Party to individuals or entities covered by Section 9.3 above, each of whom (other than a Governmental Authority) prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9. Disclosure of the terms of this Agreement (but not other Confidential Information received from the other Party) may also be made, to actual or potential bankers, lenders and investors of the disclosing Party as long as they are subject to terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9. If Enzon or Santaris becomes aware of a breach or alleged breach by any individual referred to in Section 9.3 or 9.4 of such individual’s confidentiality obligations relating to Confidential Information, then the Party that learns of such breach or alleged breach shall notify the other Party, and the Parties will use commercially reasonable efforts to enforce available remedies in respect of such breach as soon as reasonably practicable under the circumstances.

     9.5      Publicity.

                 (a)      The press release announcing the execution of this Agreement is set forth on Schedule 9.5 hereto. In addition, the Parties may make public statements concerning the terms of this Agreement solely where such statements (i) are required by Law, applicable stock exchange regulation or legal proceedings, as confirmed, upon the request of a Party, by the written advice of counsel for the other Party (in which case the Party that is required to or has otherwise decided to make a public statement will disclose such statements to the other Party prior to making a public statement and, to the extent practicable, provide such other Party an opportunity to review and comment); (ii) include no greater disclosure or additional statements than were previously disclosed or made by the Parties in a public statement; or (iii) was, upon request of a Party, approved with the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided that a Party listed on a stock exchange may reasonably withhold its consent, when such statement, proposed to be made by the other Party, would cause the Party to be required, upon the written advice of counsel for the Party, pursuant to securities laws or applicable stock exchange regulation, to make a public disclosure. In addition, the Parties may make public statements concerning the progress of the Selected LNA Compounds or Products solely where such statements (i) are with respect to data generated by such Party with respect to a Selected LNA Compound or Product, including the results of the Discovery Program or preclinical or clinical studies conducted by such Party; (ii) include no greater disclosure or additional statements than were previously disclosed or made by the Parties in a public statement; or (iii) was, upon request of a Party, approved with the prior written consent of the other Party in its sole discretion. The Parties shall cause its Affiliates, officers, directors, employees, contractors and agents only to make public announcement regarding the terms of or events related to this Agreement or concerning the progress of the Selected LNA Compounds or Products according to this Section 9.5.

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                 (b)      In connection with any filing that is required by Law, applicable stock exchange regulation or legal proceedings (including any SEC filing of this Agreement), the Party required to make such filing shall endeavor to obtain confidential treatment of economic and trade secret information and shall seek the other Party’s views concerning the scope of any redaction of this Agreement in any such filing. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder, and shall cooperate with each other with respect to all such disclosures.

     9.6      Publications.

                 (a)      Each Party, its Affiliates or any of its or its Affiliates’ employees, contractors, consultants, sublicensees or agents (i) may publish or present in a scientific journal or other scientific setting any data generated by such Party with respect to a Selected LNA Compound or Product, including the results of the Discovery Program or preclinical or clinical studies conducted by such Party, without the other Party’s prior consent, and (ii) shall not publish or present in a scientific journal or other scientific setting any data generated by the other Party with respect to a Selected LNA Compound or Product, including the results of the Discovery Program or preclinical or clinical studies conducted by such other Party, without the other Party’s prior written consent (which may not be unreasonably withheld or delayed). Notwithstanding the foregoing, nothing in this Section 9.6 shall be construed to limit the right of either Party’s clinical investigators to publish the results of their studies; provided, however, that each Party’s agreements with its clinical investigators shall provide such Party a reasonable amount of time, and in no event less that thirty (30) days, to review all such publications for the purpose of safeguarding intellectual property rights and Confidential Information. After such review period, either Party shall have the right to require the clinical investigator to delay publication by up to sixty (60) additional days in order to allow sufficient time for a Party to file patent applications.

                 (b)      Santaris will promptly provide to Enzon any publications or other scientific disclosures that Santaris receives from Exiqon [**Redacted**], and will provide to Enzon the same written approval right over such publications and other scientific disclosures that Exiqon has granted to Santaris pursuant to that provision. Enzon will provide its approval or disapproval to Santaris which in turn will communication such approval or disapproval to Exiqon.

10.    TERM AND TERMINATION

     10.1      Term. This Agreement shall continue until the earlier of (a) expiration of the last Royalty Term, and (b) the effective date of termination pursuant to Sections 10.2 or 10.3 (the “Term”).

     10.2      Termination by Enzon. Enzon may terminate the Agreement at any time in its entirety or in respect of one or more Selected LNA Compounds or Products for any reason upon one hundred twenty (120) days notice; provided that Santaris may then accelerate the effective date of termination to any date that is at least thirty (30) days after receiving such notice. After Santaris’s receipt of any such notice from Enzon, Santaris shall have the right to discuss with Third Parties the opportunity to obtain a license or other right to Develop and

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Commercialize the Products upon expiration of the relevant notice period. Additionally, Enzon shall cooperate reasonably with Santaris to provide to Santaris any Confidential Information or Know-How Controlled by Enzon relating to the Development and Commercialization of Products that may be useful to enable Santaris to enter into such discussions with such Third Parties; provided that such Third Party is subject to a confidentiality agreement reasonably acceptable to Enzon in respect of Enzon Technology.

     10.3      Mutual Termination Rights. Either Party may terminate this Agreement, solely with respect to the Selected LNA Compound or Product to which a material breach relates, if:

                 (a)      The other Party is in material breach of this Agreement, and the non-breaching Party delivers notice of such material breach to the other Party describing in detail the nature of such breach and its intent to terminate under this Section 10.3. If Enzon fails either to pay or to dispute in good faith any amounts alleged to be due and payable to Santaris hereunder within thirty (30) days after receiving written notice of such failure, Santaris may terminate this Agreement at the end of such thirty (30) day period. If the alleged breach is not for nonpayment, the allegedly breaching Party shall have ninety (90) days (or, in respect of any breach that would also be a breach under a Third Party License, such shorter time period as may be permitted under such Third Party License) from receipt of such notice to cure such breach (or, if such default cannot be cured within such ninety (90) day period, the breaching Party must commence and diligently continue actions to cure such default during such ninety (90) day period). Any such termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured any such breach or default prior to the expiration of such ninety (90) day period (or, if such default is capable of being cured but cannot be cured within such ninety (90) day period, the breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within one hundred eighty (180) days after notice thereof was provided to the breaching Party by the non-breaching Party to remedy such default); or

                 (b)      Either Party may terminate this Agreement in its entirety if the other Party is generally unable to meet its debts when due, or makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for such Party for or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against such Party in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of such Party or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Law, and any such event shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged. In such circumstances, the other Party may, upon notice to such Party, terminate this Agreement, such termination to be effective upon such Party’s receipt of such notice; or

                 (c)      In the case of Santaris only, if Enzon or any of its Affiliates commences or otherwise, directly or indirectly, pursues (or voluntarily assists Third Parties to do so, other than as required by law or legal process) any proceeding seeking to have any of the LNA Platform Patents or LNA Compound Patents revoked or declared invalid, unpatentable, or unenforceable (other than in defense of a claim by Santaris against Enzon). In the case of Enzon only, if Santaris or any of its Affiliates commences or otherwise, directly or indirectly,

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pursues (or voluntarily assists Third Parties to do so, other than as required by law or legal process) any proceeding seeking to have any of the Enzon Pegylation Patents or LNA Compound Patents revoked or declared invalid, unpatentable, or unenforceable (other than in defense of a claim by Enzon against Santaris).

                 (d)      In the case of Santaris only and subject to Section 6.1(b), if Enzon fails to achieve the Development timelines set forth in the table in Section 6.1(a) in respect of any Enzon Target, Santaris may terminate this Agreement in respect of such Enzon Target.

     10.4      Effect of Termination.

                 (a)      If a Party gives notice of termination under Section 10.3 and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 13 and each Party shall continue to perform its obligations hereunder pending the conclusion of such dispute resolution proceeding. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be effective immediately. If as a result of such dispute resolution process, it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

                 (b)      Survival.

                           (i)      The following provisions shall survive any expiration or termination of this Agreement: Sections 2.2 (except as otherwise expressly provided in such Section), 2.3, 6.1(i), 7.15, 8.1, 10.4 and Articles 9 (except Sections 9.5 and 9.6), 12, 13 and 14, and, to the extent necessary to give to such surviving provisions, Article 1.

                           (ii)      Subject to Section 7.4(d), termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

                 (c)      Licenses and Other Rights.

                           (i)      Upon termination of this Agreement, whether in its entirety or for a particular Selected LNA Compound or Product, by Enzon pursuant to Section 10.2 or by Santaris pursuant to Section 10.3, all licenses with respect to the applicable Selected LNA Compound or Product to Enzon under Section 2.1 shall terminate, and Enzon shall (without charge, other than reimbursement of out-of-pocket expenses):

                              (A)      as soon as reasonably practicable after such termination, upon Santaris’s request:

                                   (x)      assign to Santaris all of Enzon’s right, title and interest in and to any agreements between Enzon and Third Parties that are freely assignable by Enzon, subject to assumption by Santaris of all obligations accruing thereunder thereafter,

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and that relate solely to the Development or manufacture of the terminated Selected LNA Compound or Product (or, if not relating solely to the terminated Selected LNA Compound or Product, shall cooperate with Santaris to otherwise provide the benefit of such agreement); to the extent that any such agreement is not freely assignable by Enzon, then such agreement will not be assigned, and upon the request of Santaris, Enzon will cooperate in good faith and use Diligent Efforts (which shall not include the obligation to pay money or commence litigation) to allow Santaris to obtain a license or other right to the extent Enzon has the right and ability to do so;

                                   (y)      if Enzon has, as of the effective date of termination, filed an MAA for the terminated Product in the United States, grant Santaris a license to any Product Trademarks, for such Product including any registrations and design patents for such Product and any Internet domain name registrations for such trademarks and slogans, all to the extent they relate to such Product; and

                                   (z)      assign all of Enzon’s right, title and interest in and to any Development Data, Regulatory Filings, Regulatory Approvals and LNA Compound Patents (or, if any such Development Data, Regulatory Filings, Regulatory Approvals and LNA Compound Patent relates to other Selected LNA Compounds or Products then being Developed or Commercialized by Enzon and not subject to such termination, Enzon agrees to grant, and hereby grants, Santaris the exclusive, perpetual, royalty-free license (with right to sublicense) under such Development Data, Regulatory Filings, Regulatory Approvals and LNA Compound Patents to develop, manufacture and commercialize all products, other than such Selected LNA Compounds or Products then being Developed or Commercialized by Enzon and not subject to such termination).

                              (B)      upon Santaris’s request, transfer to Santaris or its designee the management and continued performance of any clinical trials for the terminated Selected LNA Compound or Product which trials are ongoing as of the effective date of such termination.

                              (C)      upon Santaris’s request, if a manufacturing process for the terminated Product has been completed as of the effective date of termination for such Product, transfer the completed manufacturing process for such Product to Santaris or its designee for its use solely to manufacture such Product and subject to all Third Party rights and obligations, cooperate with Santaris, at no incremental cost to Enzon, to effect the transition of such manufacturing process, and

                              (D)      supply Santaris with clinical and commercial quantities of the terminated Product for the shorter of (x) the period until Santaris or its designee has established and validated a manufacturing process for such Product and is approved to manufacture clinical trial and commercial supplies of such Product or (y) [**Redacted**] from the effective date of such termination; provided, that Santaris will reimburse Enzon for [**Redacted**] (as defined in Schedule 6.3(b)) with respect to such Product.

                              (E)      to the extent requested by Santaris and without regard to the limitations imposed by Article 9, Enzon agrees to grant and hereby grants to Santaris,

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effective upon such termination of this Agreement as a whole or with respect to a particular terminated Selected LNA Compound or Product solely for Santaris to have the exclusive right to develop, manufacture, sell, offer to sell and otherwise Commercialize the Selected LNA Compound(s) and Product(s) to which such termination relates (and Enzon shall retain the rights to the Enzon Technology for all other purposes) a non-exclusive, fully paid-up, worldwide right and license, with the right to sublicense, under the Enzon Technology; provided, that such license grant shall not include the Enzon Pegylation Technology unless such terminated Selected LNA Compound or Product was a Pegylated version, and then the license to the Enzon Pegylation Technology shall only be with respect to such Pegylated Selected LNA Compound and/or Pegylated Product.

                          (ii)      If Enzon is entitled to terminate this Agreement pursuant to Sections 10.3(a) or (b), Enzon may elect, in lieu of such termination of this Agreement in its entirety, to terminate the licenses granted to Santaris under Section 2.2 (other than Section 2.2(d)); and the licenses granted to Enzon under Section 2.1 shall continue, subject to the terms and conditions of this Agreement, including any obligation to make all payments under Article 7, and Enzon will no longer be required to provide copies of changes to the Development Plan or copies of the Commercialization Plans, hold or attend meetings of the JSC or any other committee or project team, or share any Development Data or Regulatory Filings with Santaris. In such case, Enzon shall remain liable for the Event Milestone Payments, royalties and other payments due under Article 7, however, Enzon may offset against such payment obligations any contract damages that are determined to be due to Enzon pursuant to Article 13.

                (d)      Enzon will cooperate in any reasonable manner requested by Santaris, at Santaris’s sole cost and expense, to achieve a smooth and expeditious transition of the development, manufacturing, marketing, and sales of the terminated Products to Santaris or its licensees.

11.    REPRESENTATIONS AND WARRANTIES

     11.1      General Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

                 (a)      it is duly organized and validly existing under the Laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                 (b)      it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

                 (c)      this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Law of any Governmental Authority having jurisdiction over it;

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                 (d)      it has not granted, and will not grant during the Term of the Agreement, any right to any Third Party that would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder;

                 (e)      it is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement; and

                 (f)      all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party to enter into, or perform its obligations under, this Agreement have been obtained.

     11.2      Representations and Warranties of Santaris. As of the Effective Date and except as set forth in Schedule 11.2, Santaris hereby represents and warrants to Enzon as follows:

                 (a)      to the best of Santaris’s knowledge, the issued LNA Compound Patents, LNA Platform Patents and Patents included in the Santaris Know-How are valid and enforceable, and all maintenance fees and annuities due and owed on all LNA Compound Patents, LNA Platform Patents and Patents included in the Santaris Know-How have been fully-paid;

                 (b)      Santaris has not received any written notice or claim that Santaris is infringing or has infringed any Third Party Patent through activities related to SPC2968, SPC3042 or the LNA Platform Technology;

                 (c)      to the best of Santaris’s knowledge, no Third Party is infringing any LNA Compound Patent, LNA Platform Patent or any Patent included in the Santaris Know-How;

                 (d)      except with respect to Patents subject to the Exiqon License and University of Copenhagen License, which Patents are listed on Schedule 1.61, Santaris is the legal and beneficial owner of all the LNA Compound Patents, LNA Platform Patents and Patents included in the Santaris Know-How, and, except for non-exclusive research licenses and other licenses or rights reserved to the licensor or others under the Third Party Licenses, no other person, firm, corporation or other entity has any right, interest or claim in or to, and Santaris has not entered into any agreement granting any right, interest or claim in or to, the LNA Compound Patents, LNA Platform Patents and Patents included in the Santaris Know-How;

                 (e)      Schedules 1.57 and 1.61 contain a complete and correct list as of the Effective Date of all LNA Platform Patents, LNA Compound Patents and Patents included in the Santaris Know-How that cover rights licensed to Enzon in this Agreement, and indicates whether such patent or patent application is owned by or licensed by Santaris;

                 (f) the Exiqon License as heretofore delivered by Santaris to Enzon represent the complete agreement and understanding between Exiqon and Santaris relating to the Santaris Technology that is the subject of the Exiqon License. The University of

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Copenhagen License as heretofore delivered by Santaris to Enzon represents the complete agreement and understanding between Santaris and the University of Copenhagen relating to the Santaris Technology that is the subject of the University of Copenhagen License. The Chugai License as heretofore made available by Santaris to Enzon represents the complete agreement and understanding between Exiqon and Chugai relating to the Santaris Technology that is the subject of the Chugai License. None of the Exiqon License, University of Copenhagen License or Chugai License has been modified, supplemented or amended, other than by amendments thereto provided to Enzon prior to the Effective Date. [**Redacted**];

                 (g)      each of the Exiqon License, University of Copenhagen License and the Chugai License is in full force and effect, all payments to date required to be made thereunder by Santaris or Exiqon, as applicable, have been made, and Santaris and Exiqon, as applicable, are in compliance in all material respects with their respective obligations thereunder;

                 (h)      except as provided in any of the Third Party Licenses, none of the LNA Compound Patents, LNA Platform Patents or Patents included in the Santaris Know-How contain claims covering inventions developed with funding from the United States government or any other governmental entity;

                 (i)      each of the existing LNA Compound Patents, LNA Platform Patents and Patents included in the Santaris Know-How is free of any lien, encumbrances, charge, security interest, mortgage or other similar restriction;

                 (j)      Santaris and its Affiliates have disclosed to Enzon all material information generated by or for it with respect to the safety and efficacy of each of SPC2968 and SPC3042;

                 (k)      Santaris and its Affiliates have disclosed to Enzon all material correspondence and contact information between each of them and the FDA and any other Regulatory Authorities regarding each of SPC2968 and SPC3042; and

                 (l)      all inventors of any LNA Platform Patents, LNA Compound Patents and Patents included in the Santaris Know-How have executed assignments of their inventions in favor of Santaris, and all such assignments are valid and enforceable.

     11.3      Licenses. Santaris covenants and agrees with Enzon that Santaris: (a) shall not execute or otherwise permit, and shall cause its Affiliates to refrain from executing or otherwise permitting, any amendment, modification or waiver to any of the Third Party Licenses that would adversely affect Enzon’s rights hereunder without the prior written consent of Enzon, (b) shall not make any election or exercise any right or option (or omit to take any action which would), and shall cause its Affiliates to refrain from making any election or exercising any right or option (or omitting to take any action which would), terminate or relinquish in whole or in part of any Third Party License that would adversely affect Enzon’s rights hereunder, (c) shall comply, and shall cause its Affiliates to comply, with all of its or its Affiliates’ obligations under the Third Party Licenses in all material respects, (d) shall take, and shall cause its Affiliates to take, such actions as shall be necessary to keep in full force and effect the Third Party Licenses; and (e) shall give prompt notice to Enzon,

Execution Version

together with a review of outstanding issues, of any actual or alleged defaults, breaches, violations, proposed amendments or proposed modifications of, or any proposed waivers under, any of the Third Party Licenses by any of the parties to the Licenses.

     11.4      Disclaimer Concerning Technology. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EXCEPT FOR THOSE SET FORTH IN THIS AGREEMENT, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (A) BOTH PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THE DILIGENT EFFORTS OF THE PARTIES, THE ACTIVITIES TO BE CONDUCTED UNDER THE RESEARCH PROGRAM AND ANY DEVELOPMENT PLAN PREPARED BY ENZON ARE INHERENTLY UNCERTAIN, AND THAT THERE ARE NO ASSURANCES THAT THE PARTIES WILL SUCCESSFULLY IDENTIFY A DRUG CANDIDATE OR THAT ANY SUCH CANDIDATE WILL BE SUCCESSFULLY DEVELOPED AND COMMERCIALIZED BY ENZON AS A PRODUCT; AND (B) EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO THE CONTRARY.

12.    INDEMNITIES

     12.1      Mutual Indemnification. Subject to Section 12.4, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, its licensees, its licensors, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (and, in case of such licensors, their trustees, faculty, medical and professional staff and students) (collectively, “Representatives”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation (collectively, “Damages”) arising out of or resulting from any claim, suit, proceeding or cause of action (each, a “Claim”) brought by a Third Party against a Party or its Representatives based on: (a) breach of any representation or warranty by the Indemnifying Party contained in this Agreement, (b) breach of any applicable Law by such Indemnifying Party, or (c) gross negligence or willful misconduct by such Indemnifying Party, its Affiliates, or their respective employees, contractors or agents.

     12.2      Indemnification by a Party.

                 (a)      Subject to Section 12.4, Enzon hereby agrees to indemnify, defend and hold Santaris, its licensors and their Representatives harmless from and against any Damages resulting from Claims brought by a Third Party against Santaris or its Representatives resulting directly or indirectly from Enzon’s Development or Commercialization of any Product by Enzon, its Affiliates, licensees or sublicensees, including Claims by a Third Party alleging patent infringement with respect to the manufacture, use, sale, offer for sale or importation of a Selected LNA Compound or Product in the Enzon Territory, except to the extent that such Damages are covered by Santaris’s indemnification of Enzon pursuant to Section 12.1 or 12.3.

Execution Version

                 (b)      Subject to Section 12.4, Santaris hereby agrees to indemnify, defend and hold Enzon and its Representatives harmless from and against any Damages resulting from Claims brought by a Third Party against Enzon or its Representatives resulting directly or indirectly from Santaris’s Development or Commercialization of any Product by Santaris, its Affiliates, licensees or sublicensees, including Claims by a Third Party alleging patent infringement with respect to the manufacture, use, sale, offer for sale or importation of a Selected LNA Compound or Product in the Santaris Territory or the Development or Commercialization of any LNA Compound or Product, rights to which have reverted from Enzon back to Santaris, except to the extent that such Damages are covered by Enzon’s indemnification of Santaris pursuant to Section 12.1.

     12.3      [**Redacted**].

     12.4      Insurance. Each Party shall maintain adequate liability insurance coverage or adequately plan for its product liability risks through self-insurance in such amounts and with such coverage as is customary for similar products in its respective Territory, including any legally mandatory insurance. Enzon shall procure and maintain such insurance as may be required in respect of the Enzon Territory to allow Santaris to comply with its obligations under the Third Party Licenses.

13.      DISPUTE RESOLUTION

     13.1      Disputes. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, any Party may, by written notice to the other, have such dispute referred to the JSC. If the JSC is unable to resolve such dispute within thirty (30) days, the Parties shall refer such issue to their respective Chief Executive Officers for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

     13.2      If they shall be unable to resolve the dispute by negotiation by their Chief Executive Officers within thirty (30) days of the disputing Party’s notice, then the dispute shall be finally settled by binding arbitration as provided below. Notwithstanding the foregoing, each Party shall be entitled to seek injunctive relief and specific performance in any court or arbitral tribunal without waiting for the expiration of any such sixty (60) day period.

     13.3      Governing Law; Arbitration. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive Laws of the State of New York, without regard to conflicts of law rules that would provide for application of the Law of a jurisdiction outside New York. If such controversy or claim cannot be resolved by means of negotiations as described in Section 13.1, then such controversy or claim shall be resolved by binding arbitration as provided below. The arbitration shall be conducted in English. The award of arbitration shall be final and binding

Execution Version

upon both Parties. Any arbitration proceeding shall be conducted in accordance with the Arbitration Rules of the London Court of International Arbitration (“LCIA”). The place of arbitration shall be London, England. The Parties hereby irrevocably and unconditionally submit to the jurisdiction of the LCIA for the purposes of the arbitration proceedings, and any counterclaims that relate in any respect to the Agreement. The arbitration shall be conducted by a panel of three persons. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment, which third arbitrator must be experienced in the pharmaceutical business. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the LCIA. The procedures specified in this Section 13.3 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage, and further provided that any disputes regarding the scope, patentability, inventorship, validity or enforceability of any Patent may be submitted for resolution by a court of competent jurisdiction in the country in which such Patent was filed or issued. Despite such action the Parties will continue to participate in good faith in the procedures specified in this Section 13.3.

14.    MISCELLANEOUS

     14.1      Limitation on Damages. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE; PROVIDED, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF ARTICLE 12 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY AND NOTHING IN THIS SECTION 14.1 IS INTENDED TO LIMIT ENZON’S PAYMENT OBLIGATIONS UNDER ARTICLE 7.

     14.2      Entire Agreement; Amendment. This Agreement, including the exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties, including the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     14.3      Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure

Execution Version

continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including, an act of God, voluntary or involuntary compliance with any regulation, Law or order of any government, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process.

     14.4      Notices. Any notices, approvals, or consents required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, internationally recognized express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

For Santaris:	Santaris Pharma A/S
Boge Alle 3
2970 Hørsholm
Denmark
Facsimile: +45 4517 9800
Attention: Chief Executive Officer

With a copy to:	Wiggin and Dana LLP
400 Atlantic Street
P.O. Box 11032
Stamford, CT 06911-0325
Attention: James Farrington, Jr.
Facsimile +1 203 363 7676

For Enzon:	Enzon Pharmaceuticals, Inc.
685 Rt. 202/206
Bridgewater, NJ 08807
Facsimile +1 908-575-9457
Attention: Chief Executive Officer

With a copy to: General Counsel
Facsimile +1 908-541-8838

     14.5      United States Dollars. References in this Agreement to “Dollars” or “US$” shall mean the legal tender of the United States of America.

Execution Version

     14.6      No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     14.7      No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Parties and their respective successors and permitted assigns, and is not intended to and shall not confer, any rights or benefits on any Third Party.

     14.8      Assignment. Neither Party shall have the right to assign this Agreement, nor any of its rights hereunder, nor delegate any of its obligations hereunder, without the prior written consent of the other Party. Notwithstanding the foregoing, each Party may assign this Agreement (i) to any purchaser of all or substantially all of its assets or to any successor entity resulting from any merger or consolidation of such Party with or into such entity, or (ii) to any of its Affiliates; provided, that, in the case of (ii), the assigning Party remains primarily liable for all of its obligations hereunder. Any attempt to assign this Agreement in breach of the foregoing shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their successors and permitted assigns.

     14.9      Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or .pdf file) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.10      Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     14.11      Severability. If anyone or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

     14.12      Interpretation. The paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to an Article, Section or Schedule shall refer to an Article, Section or Schedule in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words mean “including without limitation.” The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole. All references to months, quarters or years/annual are references to calendar months, calendar quarters, or calendar years, respectively, unless otherwise specified. References to the singular include the plural.

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     14.13      No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

Execution Version

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

SANTARIS PHARMA A/S	ENZON PHARMACEUTICALS, INC.

By: /s/ Keith McCullagh	By:	/s/ Jeffrey H. Buchalter
NAME: Keith McCullagh	NAME: Jeffrey H. Buchalter
TITLE: Chief Executive Officer	TITLE: President and Chief Executive
Officer

By: /s/ Henrik Stage	By:	/s/ Craig A. Tooman
NAME: Henrik Stage	NAME: Craig A. Tooman
TITLE: VP and Chief Financial Officer	TITLE: Executive Vice President, Finance and Chief Financial Officer

EXECUTION PAGE TO SANTARIS-ENZON LICENSE AND COLLABORATION AGREEMENT

SCHEDULE 1.57

EXISTING LNA COMPOUND PATENTS

[1 page**Redacted**]

SCHEDULE 1.61

EXISTING LNA PLATFORM PATENTS

IN-LICENSED PATENTS/APPLICATIONS 1

[2 pages**Redacted**]

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SANTARIS OWNED PATENTS/APPLICATIONS

[2 pages**Redacted**]

Schedule 1.85

SANTARIS TERRITORY

Belgium	Armenia
Netherlands	Azerbaijan
Luxembourg	Belarus
United Kingdom	Bulgaria
Republic of Ireland	Estonia
France	Georgia
Kazakhstan
Finland	Kyrgyzstan
Iceland	Latvia
Norway	Lithuania
Sweden	Moldova
Denmark	Romania
Russia
Austria	Ukraine
Czech Republic	Uzbekistan
Germany	Albania
Hungary	Andorra
Liechtenstein	Bosnia and Herzegovina
Poland	Croatia
Slovakia
Slovenia	Cyprus
Transylvania	Greece
Switzerland	Italy
Macedonia (Former Yugoslav Republic of
Macedonia)
Malta
Monaco
Portugal
San Marino
Serbia and Montenegro
Spain
Turkey
Vatican City

SCHEDULE 1.87

[1 page**Redacted**].

SCHEDULE 1.88

[1 page **Redacted**].

SCHEDULE 1.96

THIRD PARTY LICENSES

Agreement	Licensor(s)	Date

[1 page **Redacted**]

SCHEDULE 5.4A

COMPOUND SELECTION PROCESS

The Accepted LNA Compounds to be delivered by Santaris to Enzon will be identified by Santaris pursuant to the selection process set forth in this Schedule.

[2 pages **Redacted**]

Design and Synthesis

[**Redacted**]

Screening

[**Redacted**]

Selection

[**Redacted**]

Synthesis and delivery of 2 Accepted LNA Compounds to Enzon

[**Redacted**]

Report

[**Redacted**]

SCHEDULE 5.4B

COMPOUND ACCEPTANCE CRITERIA

Each of the Accepted LNA Compounds delivered by Santaris to Enzon shall satisfy the acceptance criteria set forth in this Schedule.

     • [1 page**Redacted**]

SCHEDULE 6.3(a)

SUPPLY TERMS
for
LNA MONOMERS SUPPLIED BY SANTARIS TO ENZON

LNA Monomers Supply	Santaris will supply all requirements of LNA Monomers for the manufacture of the Selected LNA Compounds contained in Products manufactured by or for Enzon for Development purposes and for sale by Enzon and its Marketing Sublicensees in the Enzon Territory. Santaris may use Third Party contract manufacturers so long as such manufacturers are otherwise competent and reliable and such manufacturers and their facilities comply with all GMP requirements. LNA Monomers shall be supplied in accordance agreed upon specifications.

Failure to Supply	Santaris will use commercially reasonable efforts to maintain sufficient manufacturing capacity to meet the worldwide forecasted demand for such LNA Monomers (by Enzon, Santaris, and their Affiliates and Marketing Sublicensees). If Santaris becomes unable to supply the worldwide quantities of LNA Monomers ordered or forecasted by Enzon and Santaris (including, Affiliates and Marketing Sublicensees), then available LNA Monomers shall be allocated to Enzon in the Enzon Territory [**Redacted**] as available LNA Monomers is allocated to Santaris (and its Affiliates and Marketing Sublicensees) in the Santaris Territory.

Purchase Price	The purchase price for the LNA Monomers (the “LNA Monomers Purchase Price”) will be amount equal to [**Redacted**].

Payments	Santaris will submit invoices upon each shipment. Enzon will pay all invoices, plus all proper taxes, freight and other transportation charges stated thereon, within 45 days after its receipt.

Forecasts	The Parties will establish reasonable forecast procedures that take into account necessary lead time for manufacture and market demand for the LNA Monomers.

Delivery	All LNA Monomers will be delivered FCA (INCOTERMS 2000) at the place of manufacture.

Quality	All LNA Monomers will be manufactured in accordance with GMP and applicable product specifications. The LNA Monomers will be released in accordance with all applicable regulatory requirements and mutually acceptable product release specifications. A Certificate of Analysis will accompany each batch of LNA Monomers. If Enzon provides prompt written notice that any LNA Monomers does not conform to any such requirements, Santaris will, at Enzon’s option, replace the non-conforming LNA Monomers or refund the applicable LNA Monomers Purchase Price. An independent testing laboratory will resolve all disputes regarding the quality of the LNA Monomers.

Recalls	If the LNA Monomers should be recalled, the Parties will take all appropriate corrective actions. Santaris will be responsible for all recall costs to the extent resulting from a breach of the foregoing warranties and the product supply agreement. The Parties will fully cooperate and provide all reasonable assistance in conducting any recall.

[**Redacted**]	[**Redacted**].

SCHEDULE 6.3(b)

SUPPLY TERMS
for
FINISHED PRODUCT SUPPLIED BY ENZON TO SANTARIS

Product Supply
Enzon will supply such quantities of Product as may be ordered by Santaris and its licensees for sale in the Santaris Territory. Such Product will be manufactured by the same process, in the same formulation(s) and conform to the same product specifications as the Product sold by Enzon in the United States. The Product shall be supplied in accordance agreed upon specifications. Enzon may use Third Party contract manufacturers so long as such manufacturers are otherwise competent and reliable and such manufacturers and their facilities comply with all GMP requirements.

Failure to Supply

Enzon will use commercially reasonable efforts to maintain sufficient manufacturing capacity to meet the worldwide forecasted demand for such Products (by Santaris, Enzon, and their Affiliates and Marketing Sublicensees). If Enzon becomes unable to supply the worldwide quantities of Products ordered or forecasted by Santaris and Enzon (including, Affiliates and Marketing Sublicensees), then available Product shall be allocated to Santaris in the Santaris Territory in the same proportion as available Product is allocated to Enzon (and its Affiliates and Marketing Sublicensees) in the Enzon Territory.

Purchase Price

The purchase price for the Product (the “Product Purchase Price”) will be an amount equal to [**Redacted**].

Payments

Enzon will submit invoices upon each shipment. Santaris will pay all invoices, plus all proper taxes, freight and other transportation charges stated thereon, within 45 days after its receipt.

Forecasts

The Parties will establish reasonable forecast procedures that take into account necessary lead time for manufacture and market demand for the Product.

Delivery

All Products will be delivered FCA (INCOTERMS 2000) at the place of manufacture.

Quality

All Products will be manufactured in accordance with GMP and applicable product specifications. The Product will be released in accordance with all applicable regulatory requirements and mutually acceptable product release specifications. A Certificate of Analysis will accompany each batch of Product. If Santaris provides prompt written notice that any Product does not conform to any such requirements, Enzon will, at Santaris’s option, replace the non-conforming Product or refund the applicable Product Purchase Price. An independent testing laboratory will resolve all disputes regarding the quality of the Product.

Recalls

If the Product should be recalled, the Parties will take all appropriate corrective actions. Enzon will be responsible for all recall costs to the extent resulting from a breach of the foregoing warranties and the product supply agreement. The Parties will fully cooperate and provide all reasonable assistance in conducting any recall.

Labels

All Products will be shipped in final package form with all applicable packaging labels, including all package inserts.

[**Redacted**]

[**Redacted**].

SCHEDULE 8.2(a)

SANTARIS PATENT COUNTRIES

MAJOR PATENT WILL AS A MINIMUM BE FILED IN THE FOLLOWING COUNTRIES:

AU Australia

CA Canada

BR Brazil

CN China

EP European Patent

IL Israel

IN India

JP Japan

KR Republic of Korea

MX Mexico

NZ New Zealand

US United States of America

MARGINAL PATENT WILL AS A MINIMUM BE FILED IN THE FOLLOWING COUNTRIES:

EP European Patent

JP Japan

US United States of America

SCHEDULE 9.5

INITIAL PRESS RELEASE

ENZON AND SANTARIS PHARMA ENTER INTO GLOBAL COLLABORATION TO
DEVELOP NOVEL CANCER THERAPEUTICS

Alliance Strengthens Both Companies’ Oncology Pipelines

BRIDGEWATER, NJ and COPENHAGEN, DK– July X, 2006 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) and Santaris Pharma A/S announced today that the companies have entered into a collaboration to co-develop and commercialize a series of innovative RNA Antagonists based on Santaris Pharma’s LNA® (locked nucleic acid) technology and utilizing Enzon’s oncology drug development expertise.

Under the terms of the agreement, Enzon is licensing two of Santaris Pharma’s preclinical development compounds, the HIF-1± antagonist (SPC2968) and the Survivin antagonist (SPC3042), and six additional proprietary RNA Antagonist candidates, all to be directed against novel oncology drug targets selected by Enzon. Enzon will have exclusive rights to develop and commercialize these compounds in the U.S. and other non-European territories. Santaris will retain exclusive rights to commercialization in Europe. The companies will share development data for use in their respective territories. Further, Enzon will have the opportunity to explore the potential for added benefit with its next-generation PEGylation Customized Linker Technology.

Enzon will make an initial up-front payment of $8 million to Santaris Pharma, followed by an additional $3 million upon the successful identification of certain LNA targets and additional payments on the achievement of pre-specified discovery, development and regulatory milestones, representing a potential aggregate total of more than $200 million. Enzon will pay royalties to Santaris Pharma on net sales of RNA Antagonist products resulting from the collaboration in non-European territories.

“This very important collaboration is in line with our strategic goal of advancing our presence in oncology while leveraging our access to proprietary new technologies” said Jeffrey H. Buchalter, Enzon’s chairman and chief executive officer. “This partnership will greatly enhance our R&D pipeline with the addition of two new clinical programs in the next six-to-12 months and another six preclinical compounds entering the pipeline over the next few years.”

“We are delighted to be in partnership with Enzon Pharmaceuticals, whose new management has extensive experience of developing and commercializing innovative oncology drugs, making them an ideal partner for Santaris,” said Keith McCullagh, president and chief executive officer, Santaris Pharma A/S. “Together we are committed to building a unique portfolio of RNA Antagonist drugs with the potential to address some of the underlying genetic causes of disease and improve patient outcomes in the treatment of cancer.”

About LNA® Technology

LNA Technology, developed by Santaris Pharma, is based on Locked Nucleic Acid, a proprietary synthetic analog of ribonucleic acid (RNA) which is fixed in the shape adopted by RNA in helical conformation. When incorporated into a short nucleic acid chain (both DNA and RNA are made up of longer chains of natural nucleic acids), the presence of LNA results in several therapeutic advantages. Because LNA resembles RNA but is more stable, LNA-containing drugs have both very high binding affinity for RNA and metabolic stability. Using the “antisense” principle to block the function of specific RNAs within cells and tissues, such drugs have enhanced potency and specificity and may provide improved efficacy at lower doses than comparable drugs based on alternative chemistry. As a result, RNA Antagonists comprised of LNA have been demonstrated to be 100 to 1,000 times more potent in vitro than conventional antisense compounds and also to demonstrate more efficacy in vivo than the best siRNA’s (small interfering RNAs) published to date. In particular, they can be used to switch off the synthesis of harmful proteins, thereby potentially altering disease outcomes in cancer or other serious disorders.

About PEGylation (PEG) Technology

Enzon’s proprietary PEG (polyethylene glycol) technology can be applied to a number of different types of molecules including proteins, peptides, antibodies, and oligonucleotides. Many of these compounds possess pharmacologic limitations, such as toxicity, poor solubility, and limited half-life. Through the chemical attachment of PEG, these limitations can potentially be overcome and a compound generated with substantially enhanced therapeutic value. Specific advantages of PEG can include increased efficacy, reduced dosing frequency, reduced toxicity, increased drug stability, and enhanced drug solubility. Enzon’s PEG expertise includes linker chemistries that are designed to incorporate a stable chemical bond between the native molecule and the PEG, as well as a Customized Linker Technology™, which is a next-generation platform that utilizes releasable linkers designed to release the native molecule at a controlled rate.

About Enzon Pharmaceuticals

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and adjacent diseases. Enzon’s specialized sales force markets ABELCET®, ONCASPAR®, ADAGEN®, and DEPOCYT® in the United States. In addition, Enzon also receives royalties on sales of PEG-INTRON®, marketed by Schering-Plough Corporation, and MACUGEN®, marketed by OSI Pharmaceuticals and Pfizer Inc. Enzon’s product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a Customized Linker TechnologyTM PEGylation platform that utilizes customized linkers designed to release compounds at a controlled rate. Enzon also utilizes contract manufacturing opportunities to broaden its revenue base and enhance its organizational productivity. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new technologies or product development opportunities. Further information about Enzon and this press release can be found on the Company’s Web site at www.enzon.com.

About Santaris Pharma

Santaris Pharma A/S is a clinical-stage biopharmaceutical company focussed on developing next generation RNA-silencing drugs based on its proprietary LNA® (Locked Nucleic Acid) technology for the treatment of cancer, metabolic diseases and gentic disorders. Created in May 2003 and backed by a broad group of leading international life-science venture capital investors, Santaris Pharma completed a 40m Euro second round equity investment in May 2006.

The Company’s drug pipeline is comprised of novel RNA Antagonist drugs based on its unique LNA® chemistry. LNA® drugs, with their high potency and biostability, have the potential to transform the field of RNA inhibiting therapeutics, making specific and effective gene silencing a reality in human medicine. If this potential is realised, even in part, it may be possible to design new drugs to treat a wide variety of human diseases by switching off the expression of harmful genes. Santaris Pharma holds the world wide patent rights to the exploitation of LNA® in pharmaceuticals and presently has three drugs in preclinical or clinical development. The lead drug candidate, SPC2996, is currently undergoing an international, multicentre, phase I/II clinical study in Chronic Lymphocytic Leukemia (CLL). For further company information see www.santaris.com

Forward Looking Statement

This announcement contains forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. Such factors include, but are not limited to the timing of, success, and cost of clinical studies; the ability to obtain regulatory approval of products; and those described in Enzon's Form 10-K and Forms 10-Q on file with the United States Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of July 27, 2006 and Enzon and Santaris undertake no duty to update this information.

# # #

SCHEDULE 11.2

SCHEDULE OF EXCEPTIONS

In confirmation of verbal disclosures to Enzon management, Santaris Pharma makes the following written disclosure.
[2 pages**Redacted**]

1) At a meeting between representatives of Exiqon, Santaris Pharma and Professor Imanishi, held in Osaka on July 4th, 2006, agreement was reached and confirmed in writing in a Memorandum of Understanding thereafter, to the following effect:
[**Redacted**]

2) At a meeting with Chugai Pharmaceuticals in Tokyo on July 6th, 2006, Chugai confirmed as follows:
[**Redacted**]

3) These changes to Third Party Licenses are subject to contract but it is the intent of the parties involved to complete the transaction prior to the end of 2006.
[**Redacted**]

SCHEDULE 12.3(a)

[1 page**Redacted**]